UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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Allscripts Healthcare Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 2024
Chicago, Illinois 60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2018

To the stockholders of Allscripts Healthcare Solutions, Inc.:

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), will be held on Monday, May 21, 2018, at 9:00 a.m. local time at the Company’s principal executive offices, located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, for the following purposes:

1. To elect the eight directors named in the accompanying proxy statement, each to serve until the Company’s 2019 Annual Meeting of Stockholders or until their successors are duly elected, subject to earlier resignation or removal;

2. To approve an amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan;

3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

4.  To approve, on an advisory basis, the Company’s named executive officer compensation; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors of the Company unanimously recommends a vote FOR each of Proposals 1,2, 3 and 4.

These items are described more fully in the accompanying proxy statement. Only stockholders of record as of the close of business on March 26, 2018 are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

Sincerely,

Brian P. Farley

Executive Vice President, Chief Administrative Officer,

General Counsel and Corporate Secretary

Chicago, Illinois
April 10, 2018

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

The Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at: www.proxyvote.com.

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR STOCKHOLDER RIGHT TO VOTE AS SOON AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

PROXY STATEMENT
FOR
2018 ANNUAL MEETING OF STOCKHOLDERS OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

GENERAL INFORMATION

Why am I receiving these materials?

Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Monday, May 21, 2018 at 9:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be held at the Company’s principal executive offices, located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

These materials were first sent or made available to the Company’s stockholders on April 10, 2018. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (this “Proxy Statement”).

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2018 Annual Meeting of Stockholders;
•	This Proxy Statement; and
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2018 (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

The Company is aware of four items on which stockholders may vote at the Annual Meeting:

•	The election to the Company’s Board of Directors (the “Board”) of the eight nominees named in this Proxy Statement (Proposal One);
•	The approval of an amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan (the “Allscripts Employee Stock Purchase Plan”) (Proposal Two);
•	The ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal Three); and
•	A non-binding advisory resolution to approve the Company’s named executive officer compensation (Proposal Four).

Will any other business be conducted at the meeting?

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters come before the Company’s stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” election of each of the eight nominees named in this Proxy Statement to the Board (Proposal One);
•	“FOR” the approval of the amendment and restatement of the Allscripts Employee Stock Purchase Plan (Proposal Two);
•	“FOR” ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal Three); and
•	“FOR” approval of the advisory resolution to approve the Company’s named executive officer compensation (Proposal Four).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to its stockholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the physical printing and mailing of materials.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless the Company has received contrary instructions from one or more of its stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, stockholders may write or call the Company at: Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Investor Relations, or (312) 506-1200.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address above. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to view the Company’s proxy materials for the Annual Meeting and instruct the Company to send future proxy materials to you by e-mail. Choosing to receive future proxy materials by e-mail will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only stockholders of record as of the close of business on March 26, 2018 (the “Record Date”) are entitled to receive notice of, to attend, and to vote on the Annual Meeting. As of the Record Date, there were 177,952,607 shares of the Company’s common stock issued and outstanding. In addition to stockholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•

In Person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll-free number found on the proxy card.
•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of the Company’s shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•

In Person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification, such as a driver’s license or a passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll-free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the form and returning it in the envelope provided.

What is the quorum required for the Annual Meeting?

The presence, in person or by proxy, of the holders of not less than one-third of the total number of shares of the Company’s common stock issued and outstanding as of the Record Date will constitute a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote over the Internet or by telephone, or if you attend and vote at the Annual Meeting. If a quorum is not present, the Company may propose to adjourn the Annual Meeting to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Paul M. Black, Richard J. Poulton and Dennis M. Olis, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal Three) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal Three.

Each of the other proposals, the election of directors (Proposal One), the amendment and restatement of the Allscripts Employee Stock Purchase Plan (Proposal Two), and the advisory resolution to approve the Company’s named executive officer compensation (Proposal Four) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with each of Proposals One, Two and Four.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal One), in accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, he or she will be elected as a director to serve until the Company’s 2019 Annual Meeting of Stockholders and until his or her successor has been duly elected, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, he or she must tender a resignation as director, and such resignation will be considered by the Nominating and Governance Committee of the Board (the “Nominating Committee”) in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Approval of each of Proposal Two, Proposal Three and Proposal Four requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such matter.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors (Proposal One), a stockholder abstention or broker non-vote with respect to any nominee will have no effect on that nominee’s election. With respect to Proposal Two, Proposal Three and Proposal Four, a stockholder abstention will have the effect of a vote “AGAINST” the approval of each proposal, but a broker non-vote will have no effect on the approval of the proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the vote is taken at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654 prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative of Broadridge will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. The Company’s main telephone number is (312) 506-1200.

Who is paying the costs of the proxy solicitation?

The Company is providing these proxy materials in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at the Annual Meeting. The Company is paying the costs of the solicitation of proxies. The Company must pay brokerage firms, banks, broker-dealers, or other similar organizations representing beneficial owners of shares held in street name certain fees associated with (i) forwarding the Notice to beneficial owners; (ii) forwarding printed proxy materials by mail to beneficial owners who specifically request them; and (iii) obtaining beneficial owners’ voting instructions. The Company has not, but may in the future decide to, retain a proxy solicitor to assist in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If the Company does elect to retain a proxy solicitor, the Company will pay the proxy solicitor reasonable and customary fees. In addition to solicitations by mail, the proxy solicitor, if any, and certain of the Company’s directors, officers, and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, or by electronic communication.

How can I attend the Annual Meeting?

Only stockholders of record as of the Record Date or their proxies are entitled to attend the Annual Meeting. Each stockholder must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, recording or photographic equipment, tablets, or computers is not permitted at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2019 Annual Meeting of Stockholders?

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a stockholder intends to present at the Company’s 2019 Annual Meeting of Stockholders and wishes to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2019 Annual Meeting of Stockholders must be received by no later than December 11, 2018. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Requirements for Other Stockholder Proposals to be Brought Before the 2019 Annual Meeting of Stockholders and Director Nominations. Notice of any director nomination or any proposal that a stockholder intends to present at the Company’s 2019 Annual Meeting of Stockholders, but does not intend to have included in the Company’s proxy statement and form of proxy related to the Company’s 2019 Annual Meeting of Stockholders, as well as any director nominations, must be delivered to the Company’s Corporate Secretary by mail at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, not earlier than the close of business on December 21, 2018, and not later than the close of business on January 21, 2019. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the Company’s 2019 Annual Meeting of Stockholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

DIRECTORS

Listed below are the eight nominees for election as a director. Each nominee currently serves on the Board.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Each of the nominees listed below has consented to serving as a nominee, being named in this Proxy Statement and serving on the Board if elected. Each director elected at the Annual Meeting will serve a one-year term.

The Board comprises a diverse group of leaders in their respective fields. Many of the Company’s directors have senior leadership experience at major domestic and multinational companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company reporting, compliance, risk management and leadership development. Many directors also have experience serving as executive officers of, or on boards of directors and board committees of, other public companies, and have an understanding of corporate governance practices and trends. The Board believes that the collective experiences, viewpoints and perspectives of the Company’s nominees for directors result in a Board with the commitment and energy to advance the interests of the Company’s stockholders.

Name	Position with the Company	Age as of the Annual Meeting	Director Since
Mara G. Aspinall	Director	55	2017
Paul M. Black	Director, Chief Executive Officer	60	2012
P. Gregory Garrison	Director	64	2015
Jonathan J. Judge	Director	64	2016
Michael A. Klayko	Chairman of the Board	63	2013
Yancey L. Spruill	Director	50	2016
Dave B. Stevens	Director	56	2016
David D. Stevens	Director	65	2012

The Board and the Nominating Committee believe the skills, qualities, attributes, and experience of the nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and the Company’s management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes, and experience of the nominees that led the Board and the Nominating Committee to determine that it is appropriate to nominate these directors.

Mara G. Aspinall currently serves as President and Chief Executive Officer of HealthCatalysts, a private healthcare consulting firm, and Managing Director of BlueStone Venture Partners, a life science-focused venture capital firm focused in the U.S. Southwest. Ms. Aspinall currently serves as a director of Safeguard Scientifics, Inc. and Orasure Technologies, along with other privately-held healthcare technology and medical insurance companies. From September 2011 until June 2014, Ms. Aspinall was the President and Chief Executive Officer of the Ventana Medical Systems and the Global Head of Roche Tissue Diagnostics, a global leader in the development and commercialization of tissue-based cancer diagnostics. Prior to 2011, Ms. Aspinall served as President of Genzyme Pharmaceuticals and Genzyme Genetics, a leading esoteric drug manufacturer and genetic test provider worldwide, respectively. Among other qualifications, Ms. Aspinall brings extensive international experience and operational expertise in the healthcare technology industry and is frequently recognized as an industry leader and pioneer with a focus on personalized medicine.

Paul M. Black has served as the Company’s Chief Executive Officer since December 2012. Mr. Black also previously served as the Company’s President from December 2012 until October 2015. Before joining the Company, Mr. Black served as Operating Executive of Genstar Capital, LLC, a private equity firm; and Senior Advisor at New Mountain Finance Corporation, an investment management company. From 1994 to 2007, Mr. Black served in various executive positions, including as Chief Operating Officer, of Cerner Corporation, a healthcare information technology company. Within the past five years, Mr. Black has served as a director of Truman Medical Centers and Haemonetics Corporation, as well as several other private companies in the healthcare and software industries. Among other qualifications, Mr. Black brings extensive experience in the healthcare information technology industry, along with experience in the management of worldwide operations, sales, and support.

P. Gregory Garrison was a senior leader of PricewaterhouseCoopers (“PwC”) for over twenty years, most recently serving as its Vice Chairman and Chief Operating Officer. Earlier in his career, Mr. Garrison also led PwC’s U.S. Assurance & Audit Services practice, the Global Risk Management Solutions practice, and served as the Managing Partner of PwC’s Los Angeles and St. Louis practices. Mr. Garrison has experience in strategic planning, operations, finance, information technology, mergers and acquisitions, human capital and sales and marketing. Over the course of his career, Mr. Garrison has also spent considerable time meeting and working with various regulators, as well as advising numerous boards and audit committees. Among other qualifications, Mr. Garrison brings experience as a successful business and operations leader, professional advisor and recognized financial expert.

Jonathan J. Judge currently serves as a director of FEXCO Holdings Ltd., a global provider of finance and business solutions that is headquartered in Ireland. Mr. Judge served as a director of D&H Corporation, a Toronto-based financial technology company, until its sale in June 2017. From April 2004 to January 2016, Mr. Judge served as a director of PMC-Sierra, Inc., where he was the Chairman of the Board from August 2011 to January 2016 and was Chairman of the compensation committee. From August 2010 until his retirement in January 2013, Mr. Judge served as the Chief Executive Officer of First Data Corporation, a global leader in electronic commerce and payment processing. From October 2004 until August 2010, Mr. Judge served as the President and Chief Executive Officer of Paychex Inc., a provider of payroll and human services. Mr. Judge also served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge held senior management positions at International Business Machines Corporation, most recently as General Manager of its personal computing division. Among other qualifications, Mr. Judge brings more than 45 years of experience in the technology industry and extensive management, leadership and global operations expertise.

Michael A. Klayko has been the Chairman of the Board since March 2014. Mr. Klayko currently serves as the Chief Executive Officer of MKA Capital, an investment company focused on technology investments. Previously, Mr. Klayko was Chief Executive Officer of AOptix Technologies, Inc., a privately-held provider of wireless communications and mobile network solutions, from July 2014 until January 2016. From 2005 until 2013, Mr. Klayko served as Chief Executive Officer of Brocade Communications Systems, Inc., a comprehensive network solutions provider. Mr. Klayko previously held executive positions at Rhapsody Networks, Inc. (including as its Chief Executive Officer), McDATA Corp., EMC Corporation, Hewlett-Packard Company, and International Business Machines Corporation. Currently, Mr. Klayko serves as a director of Cyrus One Inc., a publicly-traded real estate investment trust focused on data centers. Within the past five years, Mr. Klayko served as a director of Bally Technologies, Inc., a publicly-traded manufacturer of slot machines and other gaming technologies, PMC-Sierra, Inc., a publicly-traded semiconductor company, and several other private companies in the technology industry. Among other qualifications, Mr. Klayko brings over 35 years of leadership experience in the technology industry as well as extensive experience in the management of worldwide operations, sales, and support.

Yancey L. Spruill currently serves as the Chief Operating Officer and Chief Financial Officer of SendGrid, Inc., a provider of e-mail marketing services to companies. From September 2014 until June 2015, Mr. Spruill served as the Chief Financial Officer of TwentyEighty, Inc., a provider of training and performance improvement solutions. From August 2004 to September 2014, Mr. Spruill was the Chief Financial Officer of DigitalGlobe, Inc., a publicly-traded provider of geospatial information products and services. From 2000 to 2004, Mr. Spruill served as a Principal in the Investment Banking group at Thomas Weisel Partners. Additionally, Mr. Spruill's prior investment banking experience includes roles at Lehman Brothers, Inc. and at J.P. Morgan & Company. Mr. Spruill also served in several manufacturing engineering roles with Corning Incorporated and The Clorox Company. During the past five years, Mr. Spruill served as a director of Rally Software, a provider of enterprise-class software and services solutions to drive business agility, which was publicly-traded prior to its acquisition by CA, Inc. (formerly Computer Associates International, Inc.) in 2015. Mr. Spruill also currently serves as a member of the Tuck School of Business MBA Advisory Board. Among other qualifications, Mr. Spruill brings extensive financial and operating expertise, leadership experience, experience with serving on boards of directors, and significant experience in the technology industry.

Dave B. Stevens is the founder and managing director of Keelan Capital LLC and currently serves as an advisor to a variety of venture capital and private equity firms and private enterprises in the technology industry. From April 2012 to May 2015, Mr. Stevens served as a director of Imation Corp., a provider of global scalable storage and data security solutions. From September 2008 to June 2013, Mr. Stevens was the Chief Technology Officer of Brocade Communications Systems, Inc., a provider of networking solutions for data centers, enterprises and service providers, having re-joined the company through its acquisition of Rhapsody Networks, where Mr. Stevens was the founding Chief Executive Officer and Vice President of Business Development. Mr. Stevens is co-founder of Palo Alto Networks, Inc., a leader in the development of cyber security and next-generation firewall products, and served as its Chief Executive Officer from October 2005 to June 2008. From January 2003 to June 2004, Mr. Stevens was the Chief Technology Officer of Transport systems for Brocade Communications Systems, Inc. Mr. Stevens previously served in senior management positions at Atmosphere Networks, Nortel, Bay Networks and SynOptics Communications. Among other qualifications, Mr. Stevens brings extensive technology experience in the security, computer, and data storage industries.

David D. Stevens currently serves as a private advisor and investor in private equity in the healthcare services industry. From 1983 until 2006, Mr. Stevens served in various executive roles at Accredo Health Group, Inc. (formerly Accredo Health, Inc.) and its predecessor companies, serving as its Chief Executive Officer from 1995 until 2006, its Chairman of the Board from 1995 until 2005, and its President and Chief Operating Officer from 1993 until 1996. Accredo Health Group, Inc. was acquired by Medco Health Solutions, Inc. in 2005. Mr. Stevens currently serves as a director of Wright Medical Group, Inc., a publicly-traded orthopedic company that designs, manufactures, and distributes extremity and biologic solutions; and several privately-held healthcare companies. Mr. Stevens also has served as a director of Medco Health Solutions, Inc., a pharmacy benefits management company that was publicly-traded prior to its acquisition by Express Scripts, Inc. in 2012; Thomas & Betts Corporation, a manufacturer of electrical, electronic, mechanical, and utility products that was publicly-traded prior to its acquisition by ABB Ltd. in 2012; and Viasystems Group, Inc., a leading manufacturer of complex multi-layer printed circuit boards and electro-mechanical solutions that was publicly-traded prior to its acquisition by TTM Technologies, Inc. in 2015. Among other qualifications, Mr. Stevens brings extensive financial and operating expertise, leadership experience, experience with serving on boards of directors, and significant experience in the healthcare industry.

CORPORATE GOVERNANCE

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company in support of the long-term interests of the Company’s stockholders. The Company’s Corporate Governance Guidelines are available at the “Corporate Governance” section at investor.allscripts.com.

Board Leadership Structure

The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance. The Board currently believes that the separation of the Chairman and the Chief Executive Officer roles allows the Company’s Chief Executive Officer to focus his time and energy on operating and managing the Company. The Board periodically reviews this leadership structure to determine whether it continues to best serve the Company and its stockholders.

Board Meetings

The Board met a total of fourteen times during 2017. The Board has determined that all Board members who served during 2017, other than our Chief Executive Officer, Mr. Black, are independent under applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”) and the SEC.

Executive Sessions of Independent Directors

The independent directors of the Company meet regularly in executive session, i.e., with no management directors or management present. These executive sessions may include such topics as the independent directors determine. During these executive sessions, the independent directors have access to members of management and other guests as the independent directors determine.

Annual Board and Committee Evaluations

In accordance with the Company’s Corporate Governance Guidelines, the Nominating Committee is responsible for facilitating an annual evaluation of the Board. The Nominating Committee also oversees the annual performance evaluation of the committees of the Board.

Committees of the Board

The Board has a standing Audit Committee (the “Audit Committee”) and Compensation Committee (the “Compensation Committee”), in addition to the Nominating Committee. The Board has determined that each of the committee members is independent under applicable Nasdaq and SEC rules for committee memberships. The members of the committees are shown in the tables below.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Transaction Advisory
Mara G. Aspinall	Member	-	-	-
Paul M. Black	-	-	-	-
P. Gregory Garrison	Chairman	-	-	Member
Jonathan J. Judge	-	Member	Member	-
Michael A. Klayko	-	Member	Member	Chairman
Yancey L. Spruill	Member	-	-	-
Dave B. Stevens	-	-	-	-
David D. Stevens	Member	-	Chairman	Member
Ralph H. "Randy" Thurman	-	Chairman	-	Member

The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others; appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto; overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto; reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal controls over financial reporting; and overseeing the risk assessments related to the Company conducted by the Company’s management. The Audit Committee is also responsible for reviewing all related party transactions and has the authority to approve all such transactions. The Audit Committee met a total of eight times during 2017.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, administering the Company’s equity compensation plans, and reviewing the Board’s compensation. For a further description of the Compensation Committee’s processes and procedures, including the roles of the Company’s management and independent compensation consultants in the Compensation Committee’s decision-making process, see the “Compensation Discussion and Analysis” section below. The Compensation Committee met a total of two times during 2017.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure, and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness, and is primarily responsible for the oversight of corporate governance at the Company, including implementation of the Company’s Corporate Governance Guidelines. In March 2018, the Nominating Committee recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board. The Nominating Committee met a total of three times during 2017.

Each of the Audit Committee, the Compensation Committee, and the Nominating Committee operates under written charters adopted by the Board. These charters are available at the “Corporate Governance” section at investor.allscripts.com.

During 2017, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by each committee of the Board on which such person served (during the period that such person served).

There are no family relationships among the Company’s executive officers and directors.

Consideration of Director Nominees

Stockholder Nominees

The Nominating Committee considers properly submitted stockholder nominations for candidates for membership on the Board in accordance with the Company’s bylaws. Stockholders who wish to nominate directors should follow the instructions under “Requirements for Other Stockholder Proposals to be Brought Before the 2019 Annual Meeting of Stockholders and Director Nominations” in this Proxy Statement.

Director Qualifications

The Nominating Committee and the Board consider on an annual basis the appropriate characteristics, skills and experiences for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, including their business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, ability to understand the Company’s business and willingness to devote the necessary time to Board duties. In addition, the Nominating Committee endeavors to identify and evaluate candidates based on their specific healthcare and related industry experience and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the Nominating Committee may consider such factors as differences in viewpoint, professional experience, education, skills, and other individual qualifications that contribute to board heterogeneity, including characteristics such as gender, race, and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through management, current Company directors, Company stockholders, or other persons. These candidates are evaluated and discussed by members of the Nominating Committee from time to time. Candidates may be considered at any point during the year.

The Nominating Committee considers stockholder recommendations for candidates to the Board in the same manner as candidates identified by the Nominating Committee. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating Committee. If any materials are provided by a Company stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating Committee. The Nominating Committee also may review materials provided by professional search firms or other parties in connection with a nominee.

Mandatory Retirement Age

The Board has implemented a policy providing that no director who has reached the age of 72 should stand for re-election to the Board, unless the Nominating Committee and the Board, in their discretion, believe an extension would best serve the interests of the Company.

Board Oversight of Risk Management

The Board believes that evaluating how the Company’s senior management team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management.

In accordance with this responsibility, the Audit Committee monitors the Company’s major financial, operational, privacy, security, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. The Audit Committee’s oversight includes, among other things, the review of regular reports from the Company’s Senior Vice President, Chief Compliance Officer; the Company’s Vice President, Corporate Audit; and other members of the Company’s management as to the identification and status of risks to the Company, including financial risks and litigation claims and risks. As with other matters, the Audit Committee regularly discusses these topics with the Board.

Additionally, when determined by the Board or by the Company’s management to be advisable, the Board or selected committees of the Board may undertake a formal enterprise risk assessment, at which risks facing the Company and associated responses are evaluated in detail. The Board also receives regular financial and business updates from the Company’s senior management, which updates involve detailed reports on financial and business risks facing the Company when applicable.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Chairman of each of these committees periodically apprises the Board of significant risks and the Company’s management’s response to these risks, as appropriate.

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Company’s executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking, and the majority of compensation provided to the Company’s executive officers is in the form of long-term equity awards that help align executive pay with the long-term interests of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s financial or stock price performance, and because awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term stockholder value creation.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and do not encourage short-term risk-taking at the expense of long-term results.

While the Board and its committees oversee risk management strategy, the Company’s management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Audit Committee Financial Experts

The Board has determined that each of Mr. Garrison, Mr. Spruill and Mr. David D. Stevens qualifies as an “audit committee financial expert” as defined under applicable SEC rules. The Board has also determined that each member of the Audit Committee meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its employees, including the Company’s principal executive officer, principal financial officer, and senior accounting officers, as well as to the Board. The Code of Conduct is available at the “Corporate Governance” section at investor.allscripts.com. The Company intends to disclose any changes in, or waivers from, the Code of Conduct by posting such information on the same website or by filing a Form 8-K with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors, and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2017, except that the Form 4 filed by Mr. Poulton on February 20, 2018 related to the vesting of service-based restricted stock units on August 7, 2017, and the Form 4 filed by Mr. Poulton on October 16, 2017 related to the vesting of performance stock units on October 6, 2017, were not timely filed due to an administrative error by the Company.

Certain Relationships and Related Transactions

The Company, or one or more of its subsidiaries, may occasionally enter into transactions with certain “related persons.” Related persons include the Company’s executive officers, directors, beneficial owners of more than 5% of the Company’s common stock, immediate family members of any of these persons, and entities in which one or more of these persons has a direct or indirect material interest. The Company refers to transactions with these related persons as “related party transactions.”

In accordance with the Company’s written policy, the Audit Committee (or, in certain circumstances, disinterested members of the Board) is responsible for the review and approval of each related party transaction exceeding $120,000 in which a related person has a direct or indirect material interest. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction, including, without limitation:

•	The size of the transaction and the amount of consideration payable to a related person;
•	The nature of the interest of the applicable related person;
•	Whether the transaction may involve a conflict of interest;
•	Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties; and
•

Whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Since January 1, 2017, neither the Board nor the Audit Committee has been made aware of or asked to review and approve any “related party transactions.”

Compensation Committee Interlocks and Insider Participation

Messrs. Klayko, Judge, Dave B. Stevens and Thurman were the members of the Compensation Committee during 2017. None of the members of the Compensation Committee is or has been an executive officer of the Company. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2017.

Attendance of Directors at 2018 Annual Meeting of Stockholders

The Company expects all of its directors and director nominees to attend its annual meetings of stockholders absent an unavoidable and irreconcilable conflict. All of the Company’s then-current directors and director nominees attended the Company’s 2017 Annual Meeting of Stockholders.

Communications with the Board

Any correspondence intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, with a request to forward the communication to the intended recipient(s). In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board or specified Board member(s) will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.

Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls, or auditing matters can be found in the Company’s Code of Conduct, which is available at the “Corporate Governance” section at investor.allscripts.com.

Compensation of Directors

The Compensation Committee is responsible for reviewing and approving the compensation program for the Company’s non-employee directors. The Compensation Committee utilizes a combination of cash and equity as a way to attract and retain qualified directors.

Cash Compensation

For 2017, the annual retainer paid to the Company’s non-employee directors was $60,000, payable in equal quarterly installments. Non-employee directors also received a retainer of $2,000 for attendance at Board meetings in excess of ten per year, and $1,500 for attendance at each committee meeting. The Chairman of the Board may waive the additional $2,000 fee for the entire Board, and may waive the $1,500 fee for any applicable committee meeting for the attendees thereof. The Chairman of each committee may also waive the $1,500 fee for any committee meeting he chairs. Each non-employee director of the Company is also reimbursed for expenses incurred when attending Board and committee meetings and other Board-related activities.

The Chairman of the Board receives an additional annual retainer in the amount of $100,000, payable in equal quarterly installments. Each Chairman of the Audit Committee, Compensation Committee, and Nominating Committee receives an additional annual retainer of $25,000, $25,000, and $15,000, respectively, for his service as Chairman of the respective committees, payable in equal quarterly installments. Each member of the Audit Committee, Compensation Committee, and Nominating Committee also receives an additional annual retainer of $2,500 per committee served. In addition, each of Messrs. Garrison, Klayko, Stevens and Thurman receive an additional annual retainer of $5,000 for serving on the Transaction Advisory Committee of the Board. All of the foregoing payments are pro-rated for the dates of applicable service.

Prior to the beginning of each calendar year, non-employee directors may elect to receive all or a portion of their quarterly cash retainer payment in the form of deferred stock units (“DSUs”). DSUs represent the right to receive shares of the Company’s common stock at the time the director’s Board service ends. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Company’s common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully-vested.

Equity Compensation

Under the Company’s 2011 Stock Incentive Plan, the Company’s non-employee directors are eligible to receive equity awards in the form of stock options, restricted stock, or restricted stock units (“RSUs”) at the discretion of the Board or the Compensation Committee. For 2017, the value of each annual equity award was $200,000, delivered in the form of RSUs, which vest on a monthly basis or, if earlier, upon a change of control of the Company. The distribution of shares of common stock underlying the RSUs is deferred until the earlier to occur of the fourth anniversary of the grant date, the director’s termination of service with the Board, or a change of control of the Company. Annual director equity awards are granted immediately following the Company’s annual meeting of stockholders to coincide with the commencement of director terms.

Director Compensation – 2017

The following table shows information regarding the compensation earned during 2017 by the Company’s non-employee directors who served on the Board during the year. The compensation paid to Mr. Black is shown in the table entitled “Summary Compensation Table – 2017, 2016 and 2015” and the related explanatory tables in the “Executive Compensation” section below. Mr. Black does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Mara G. Aspinall	41,468	200,006	241,475
P. Gregory Garrison	112,500	200,006	312,506
Jonathan J. Judge	78,500	200,006	278,506
Michael A. Klayko	185,500	200,006	385,506
Yancey L. Spruill	79,000	200,006	279,006
Dave B. Stevens	76,520	200,006	276,526
David D. Stevens	109,500	200,006	309,506
Ralph H. "Randy" Thurman	100,270	200,006	300,276

(1)

This column reports the amount of cash compensation earned by each director during 2017 for his or her Board and committee service. As described above, non-employee directors may elect to convert all or a portion of their cash compensation into fully-vested DSUs. None of the non-employee directors elected to do so in 2017.

(2)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSU awards granted to non-employee directors during 2017, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant. The aggregate number of equity awards outstanding, including DSUs issued in lieu of cash compensation, as of December 31, 2017 for each of the Company’s non-employee directors are as follows:

Name	Number of Shares Subject to Outstanding RSUs/DSUs as of 12/31/17
Mara G. Aspinall(3)	16,765
P. Gregory Garrison	45,979
Jonathan J. Judge	31,894
Michael A. Klayko	59,641
Yancey L. Spruill	31,894
Dave B. Stevens	31,894
David D. Stevens	59,641
Ralph H. "Randy" Thurman	59,641

(3)	Ms. Aspinall was elected as a member of the Board on May 22, 2017.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show certain information as of March 26, 2018 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person the Company believes beneficially holds more than five percent of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table – 2017, 2016 and 2015” under the section entitled “Compensation Discussion and Analysis” below; and (iv) all directors and executive officers as a group.

Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

>5% Stockholders	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Blackrock, Inc. (1)	19,311,850	10.85%
Wellington Management Group LLP (2)	19,224,758	10.80%
The Vanguard Group (3)	15,114,218	8.49%
Dimensional Fund Advisors LP (4)	10,057,962	5.65%
Vanguard Specialized Funds - Vanguard Health Care Fund (5)	9,691,893	5.45%
Iridian Asset Management LLC (6)	9,423,223	5.30%

Named Executive Officers, Directors and Director Nominees	Shares of Common Stock Beneficially Owned	Options, Exercisable, Stock Awards Vesting, and DSUs Convertible Within 60 Days (6)	Total	Percent of Common Stock Outstanding
Paul M. Black (8)	926,364	-	926,364	*
Richard J. Poulton	205,104	-	205,104	*
Brian P. Farley	118,641	-	118,641	*
Dennis M. Olis	192,705	-	192,705	*
Lisa Khorey	20,881	-	20,881	*
James R. Hewitt	44,122	-	44,122	*
Melinda D. Whittington	16,086	-	16,086	*
Mara G. Aspinall	13,970	2,795	16,765	*
P. Gregory Garrison	43,184	2,795	45,979	*
Jonathan J. Judge	29,099	2,795	31,894	*
Michael A. Klayko (9)	94,571	2,795	97,366	*
Yancey L. Spruill	29,099	2,795	31,894	*
Dave B. Stevens	29,099	2,795	31,894	*
David D. Stevens	102,100	2,795	104,895	*
Ralph H. "Randy" Thurman	102,219	2,795	105,014	*
All directors, director nominees and current executive officers as a group (13 persons)	1,967,244	22,360	1,989,604	1.1%

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

(1)

This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on January 19, 2018. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 18,922,139 shares, sole power to dispose of or direct the disposition of 19,311,850 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055.

(2)

This information is derived from a Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, the “Wellington Reporting Persons”) on February 8, 2018. According to the Schedule 13G/A, each Wellington Reporting Person, with the exception of Wellington Management Company LLP, had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 7,644,731 shares, and shared power to dispose of or direct the disposition of 19,224,758 shares. Wellington Management Company LLP had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 7,534,218 shares, and shared power to dispose of or direct the disposition of 19,074,357 shares. According to the Schedule 13G/A, each Wellington Reporting Person lists its address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)

This information is derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard Group”) on February 12, 2018. According to the Schedule 13G/A, Vanguard Group had sole power to vote or direct the vote of 119,516 shares, sole power to dispose of or direct the disposition of 14,908,758 shares, shared power to vote or direct the vote of 21,094 shares, and shared power to dispose of or direct the disposition of 205,460 shares. According to the Schedule 13G/A, Vanguard Group lists its address as 100 Vanguard Blvd, Malvern, PA 19355.

(4)

This information is derived from a Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) on February 9, 2018. According to the Schedule 13G, DFA had sole power to vote or direct the vote of 9,650,407 shares, sole power to dispose of or direct the disposition of 10,057,962 shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G, DFA lists its address as Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)

This information is derived from a Schedule 13G/A filed by Vanguard Specialized Funds - Vanguard Health Care Fund (“Vanguard”) on February 2, 2018. According to the Schedule 13G/A, Vanguard had sole power to vote or direct the vote of 9,691,893 shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of zero shares, and shared power to dispose of or direct the disposition of zero shares. According to the Schedule 13G/A, Vanguard lists its address as 100 Vanguard Blvd, Malvern, PA 19355.

(6)

This information is derived from a Schedule 13G/A filed by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy (collectively, the “Iridian Reporting Persons”) on February 6, 2018. According to the Schedule 13G/A, each Iridian Reporting Person had sole power to vote or direct the vote of zero shares, sole power to dispose of or direct the disposition of zero shares, shared power to vote or direct the vote of 9,423,223 shares, and shared power to dispose of or direct the disposition of 9,423,223 shares. According to the Schedule 13G/A, each Iridian Reporting Person lists its address as 276 Post Road West, Westport, CT 06880-4704.

(7)

Represents shares of the Company’s common stock underlying stock awards held that were vesting, options held that were exercisable and DSUs held that were convertible at the Table Date or within sixty days thereafter. Does not include RSUs that vest more than 60 days after the Table Date. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(8)	Voting and dispositive power over 59,794 shares of common stock presented for Mr. Black are shared with Mr. Black’s wife.
(9)	The shares of common stock presented for Mr. Klayko are held in a family trust in which he shares voting and dispositive power.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information, as of December 31, 2017, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Name	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)(c)
Equity compensation plans approved by stockholders	8,894,372	13.85	(1)	7,940,703	(2)
Equity compensation plans not approved by stockholders	-	-		-
Total	8,894,372	13.85		7,940,703
(1)

The weighted-average exercise price excludes a total of 7,259,017 RSUs and awards granted under equity compensation plans approved by stockholders with no exercise price but with a weighted-average grant date fair market value of approximately $12.57 as of December 31, 2017.

(2)

Includes 195,486 shares available for issuance under the Amended and Restated Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan. Also, includes 7,745,217 shares available for issuance pursuant to the 2011 Stock Incentive Plan.

EXECUTIVE OFFICERS

Name	Age	Position
Paul Black	59	Chief Executive Officer
Brian Farley	48	Executive Vice President, General Counsel & Chief Administrative Officer
Lisa Khorey	51	Executive Vice President, Chief Client Delivery Officer
Dennis Olis	55	Chief Financial Officer
Richard Poulton	52	President

Paul Black has served as our Chief Executive Officer since December 2012 and is also a member of our Board of Directors (our “Board”). Mr. Black also served as our President from December 2012 to September 2015. Prior to joining, Mr. Black served as Operating Executive of Genstar Capital, LLC, a private equity firm, and Senior Advisor at New Mountain Finance Corporation, an investment management company. From 1994 to 2007, Mr. Black served in various executive positions (including Chief Operating Officer from 2005 to 2007) at Cerner Corporation, a healthcare IT company. Mr. Black has also served as a director of Truman Medical Centers since 2001.

Brian Farley has served as our Executive Vice President, General Counsel & Chief Administrative Officer since August 2017 and prior to that served as our Senior Vice President, General Counsel and Corporate Secretary since May 2013. From 2005 to 2013, Mr. Farley served in various positions at Motorola Mobility LLC, a provider of mobile communication devices and video and data delivery solutions. His most recent role at Motorola Mobility LLC was Corporate Vice President and General Counsel of Motorola’s Home business.

Lisa Khorey has served as our Executive Vice President, Chief Client Delivery Officer since November 2016. Prior to joining Allscripts, Ms. Khorey was the executive director of Ernst & Young’s National Provider Practice, specializing in analytics. Previously, Ms. Khorey held a variety of technical and executive leadership roles at University of Pittsburgh Medical Center.

Dennis Olis has served as our Chief Financial Officer since January 2018 and prior to that served as our interim Chief Financial Officer since May 2017. From November 2016 to May 2017, Mr. Olis served as Senior Vice President, Strategic Initiatives and, from November 2012 to November 2016, Mr. Olis served as Senior Vice President, Operations. Prior to joining, Mr. Olis was employed by Motorola, Inc. and Motorola Mobility LLC, a provider of mobile communication devices and video and data delivery solutions, for over 28 years. His most recent role at Motorola was Corporate Vice President, Mobile Device Operations. From 2007 until 2009, he was Corporate Vice President of Finance, Research & Development, Portfolio Management, and Planning at Motorola.

Richard Poulton has served as our President since October 2015. From October 2012 to March 2016, Mr. Poulton served as our Chief Financial Officer. From October 2012 to September 2015, Mr. Poulton also served as our Executive Vice President. From 2006 to 2012, Mr. Poulton served in various positions at AAR Corp., a provider of products and services to commercial aviation and the government and defense industries. His most recent role at AAR Corp. was Chief Financial Officer and Treasurer. Mr. Poulton also spent more than ten years at UAL Corporation in a variety of financial and business development roles, including Senior Vice President of Business Development as well as President and Chief Financial Officer of its client-focused Loyalty Services subsidiary.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the Company’s executive compensation philosophy and program, the decisions the Compensation Committee made with respect to the Company’s executive compensation program for 2017, and the factors that the Compensation Committee considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and monitoring the Company’s executive compensation program in accordance with the Company’s executive compensation philosophy and what the Compensation Committee believes to be best practices with respect to executive compensation. This Compensation Discussion and Analysis focuses on the compensation of the Company’s named executive officers (our “NEOs”) for 2017, who were:

•	Paul M. Black, Chief Executive Officer (“CEO”);
•	Richard J. Poulton, President;
•	Dennis M. Olis, Chief Financial Officer;
•	Brian P. Farley, Executive Vice President, General Counsel & Chief Administrative Officer; and
•	Lisa Khorey, Executive Vice President, Chief Client Delivery Officer.

Mr. Olis was appointed interim Chief Financial Officer on May 12, 2017 and served in that capacity for the remainder of the year. He was appointed Chief Financial Officer of the Company on January 31, 2018. Melinda D. Whittington, the Company’s former Chief Financial Officer, is also an NEO for 2017 in accordance with applicable SEC disclosure rules.

During 2017, as part of the ongoing integration of the Enterprise Information Solutions (EIS) business that the Company acquired from McKesson Corporation on October 2, 2017, the Company commenced a reorganization of its management team that resulted in, among other things, the management of certain solutions development functions being transitioned to other senior management employees of the Company. In light of these changes, on December 28, 2017, the Company determined that James Hewitt, Executive Vice President, Solutions Development, would no longer be classified as a Section 16 officer or executive officer. In accordance with applicable SEC disclosure rules, Mr. Hewitt is also an NEO for 2017.

Executive Summary

In 2017, the Company continued to deliver on the multi-year plan designed to position the Company for sustainable long-term growth both domestically and globally. This resulted in strong operational and financial performance. Operationally, during 2017 we completed the acquisition of McKesson Corporation’s EIS business division. The acquisition strategically expanded the Company’s hospital and health systems solutions portfolio and will enable the Company to reach a broader range of providers, from critical access and community hospitals to large and complex integrated delivery networks. The Company also expanded its relationships with many of our acute clients as they looked to consolidate IT providers, reduce costs and acquire value-based care solutions.  We capitalized on the healthcare industry’s continuing transition to value-based care by expanding the client base for our population health management portfolio, the CareInMotionTM platform and growing our payer and life-sciences business. In addition, we expanded our presence internationally by signing a number of new clients, principally in the United Kingdom and Asia-Pacific markets.

Financially, the Company continued the trend of strong and improving performance during 2017. The Company’s non-GAAP earnings per share (“EPS”), the financial metric that determined annual cash incentive bonuses, was $0.61 for 2017, which represents growth of 13% from EPS achieved in 2016 under the annual cash incentive program. Gross profit also increased in 2017 and the Company’s contract backlog reached a record high of $4.6 billion as of December 31, 2017, representing a 15% increase over December 31, 2016.  In addition, on December 29, 2017 the price of the Company’s common stock was $14.55 as compared to $10.21 on December 30, 2016. Because the Company’s executive compensation program is designed to strongly align compensation outcomes with key financial metrics, the Company’s NEO compensation outcomes for 2017 were improved over those realized in 2016, but are still reflective of our rigorous short- and long-term incentive compensation programs.

The chart below compares the average for the three previous years of the target total compensation opportunity provided to Mr. Black, including base salary, annual bonus and equity awards, to the value for each element of compensation that was realized or realizable by Mr. Black as of the end of 2017. For the three-year period from 2015 to 2017, roughly 79% of Mr. Black’s target compensation has either been realized or is realizable. For the chart below, Mr. Black’s annual bonus amount in the column on the right reflects the average of the actual annual bonus that he received, as disclosed in the Summary Compensation Table – 2017, 2016 and 2015. Mr. Black’s 2015, 2016 and 2017 realized or realizable equity includes performance stock units (“PSUs”) and RSUs either earned and vested or eligible to vest in the future under awards made in 2015, 2016 and 2017.  All equity awards are valued using $14.55 per share, the closing price of the Company’s common stock on December 29, 2017.

CEO Three-Year Average Target Versus Realized or Realizable Compensation

The Compensation Committee considered financial and operational results, as well as the Company’s stock price performance, when making compensation decisions for 2017. In designing and overseeing the various elements of the 2017 executive compensation program, the Compensation Committee focused on aligning executive compensation with financial performance metrics that the Compensation Committee believes are indicative of the Company’s ability to build and sustain growth.

The charts below illustrate the 2017 target total direct compensation opportunities (i.e., base salary and target short- and long-term incentive opportunities) for the CEO, as well as the average of such opportunities for the Company’s other continuing NEOs. As shown below, 86% of the CEO’s 2017 target total direct compensation, and 82% of the average of the other NEOs’ target total direct compensation is at-risk compensation that is dependent on either the Company’s financial performance or stock price. Total direct compensation includes annual cash incentive bonus opportunities and PSUs, each of which are dependent on the Company’s financial or stock price performance; and service-based RSUs, the value of which is dependent on the Company’s stock price.

(1)	Values illustrated reflect the percentage of each compensation element at target.
(2)	“At-Risk Compensation” is compensation where the value is either based upon the Company’s financial performance or stock price.
(3)	“Performance-Based Compensation” is compensation that is dependent on achievement against pre-established quantitative performance goals.

The at-risk elements of the Company’s 2017 executive compensation program are annual incentive cash bonuses and long-term incentive equity awards. With respect to annual incentive cash bonuses, the Compensation Committee approved the Company’s annual incentive cash bonus plan (the “2017 Bonus Plan”), with potential payouts that are fully contingent on the Company’s non-GAAP EPS performance. A threshold level of non-GAAP EPS performance must be attained before payment of any bonuses under the 2017 Bonus Plan.

With respect to equity awards, in 2017 the Compensation Committee approved annual equity grants to the NEOs other than Mr. Olis in the form of:

•	50% service-based RSUs, which vest, subject to continuous service, 1/3 per year over three years; and
•	50% PSUs, the number of which may be earned based on the Company’s TSR relative to a pre-established peer group, measured over a single three-year performance period.

Mr. Olis was not serving as an executive officer at the time the Compensation Committee approved 2017 annual equity awards for the NEOs.  On March 6, 2017 he received an award of $500,000 in service based RSUs which vest, subject to continuous service, 1/4 per year over three years.  On May 12, 2017, in connection with his appointment as interim Chief Financial Officer, he received an award of $500,000 in PSUs, the number of which may be earned based on the Company’s TSR relative to a pre-established peer group, measured over a single performance period slightly shorter than three years intended to align vesting with the PSUs awarded to the other NEOs.

As in recent years, the Compensation Committee chose to structure each element of at-risk compensation awarded in 2017 such that the at-risk compensation actually realized by each NEO will be significantly impacted by the financial or stock price performance of the Company.

Executive Compensation Philosophy

The Compensation Committee engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation objectives and is aligned with the long-term interests of the Company’s stockholders, taking into account input from stockholders and the results of the annual say-on-pay vote. In connection with this ongoing review, the Compensation Committee has continued to monitor the Company’s executive compensation program to ensure that the Company maintains best practices with respect to executive compensation.

The Company’s primary objective for its executive compensation program is to attract, retain, and motivate outstanding leaders who will drive the Company’s long-term success. The Compensation Committee seeks to establish and implement a compensation program for the Company’s NEOs that emphasizes pay-for-performance, and is designed to meet the following objectives:

•	Reward outstanding performance for an individual’s performance against corporate goals;
•	Provide long-term incentive compensation through equity awards, a significant portion of which are performance-based;
•	Provide executive compensation levels and structures that are both competitive in the executive market and internally equitable; and
•	Align the Company’s executive compensation with the Company’s financial performance in order to incentivize the creation of sustainable value for the Company’s stockholders.

The Company maintains the following balance of compensation practices that it believes enhances its pay-for-performance philosophy and aligns the Company’s executives’ interests with the long-term interests of the Company’s stockholders:

The Company HAS This Practice

✓          Pay aligned with the Company’s financial performance and stockholder return

✓          Significant at-risk compensation for NEOs

✓          50% of NEO annual equity awards are performance contingent and tied to rigorous, long-term relative stock price goals

✓          Double-trigger change of control severance benefits

✓          Stock ownership requirements for officers (CEO 6x base salary and other NEOs 2x base salary) and non-employee directors (5x cash retainer)

✓          Limited perquisites

✓          Anti-hedging policy

✓          Clawback policy

The Company Does NOT Have This Practice

X          Repricing of options without stockholder approval

X          Tax gross-ups for NEOs

X          Excise tax gross-ups for change of control benefits

X          Single-trigger change of control severance benefits

X          Dividend payments on unearned equity awards

X          Excessive perquisites

X          Supplemental executive retirement benefits

X          Guaranteed annual bonuses or equity rights

Consideration of Stockholder Say-on-Pay Vote

The Compensation Committee considers the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. At the Company’s 2017 Annual Meeting of Stockholders, approximately 94% of the votes cast on the Company’s 2017 say-on-pay vote were cast in favor of approving the compensation of its NEOs. The Compensation Committee viewed the outcome of the say-on-pay vote as indicative that a significant majority of the Company’s stockholders view the Company’s approach to executive compensation favorably. Accordingly, the Compensation Committee did not make any changes to the Company’s executive compensation program in response to the 2017 say-on-pay vote. The Company’s management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committee will continue to consider stockholder feedback and the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s NEOs.

Compensation Procedures

Compensation Committee

During 2017, Ralph H. “Randy” Thurman (Chairman), Michael A. Klayko, Jonathan J. Judge, and Dave B. Stevens served on the Compensation Committee. Mr. Thurman joined the Compensation Committee in June 2012, Mr. Klayko joined in May 2013, Mr. Judge joined in May 2016 and Mr. Stevens joined in May 2017.

Role of Management

The primary objective of the Company’s executive compensation program is to align the program with the Company’s financial performance and the long-term interests of the Company’s stockholders. The Compensation Committee believes that this alignment is best achieved through consultations with members of the Company’s senior management, because management is familiar with the Company’s day-to-day operations and responsible for creating and executing the Company’s business plan. As such, the Company’s management provides the Compensation Committee with valuable insights into the Company’s day-to-day operations and future expectations, which the Company believes are supported by the rewards and incentives in the compensation program. In 2017, the Compensation Committee consulted with Messrs. Black, Poulton, and Farley in formulating compensation plans. Members of that group attended Compensation Committee meetings during which NEO and employee compensation decisions were made, but each was not present during the Compensation Committee’s discussions regarding his own compensation. The Compensation Committee also regularly meets in executive session without any members of management present.

Role of Compensation Consultant

The Compensation Committee retained Compensia to serve as its independent compensation consultant with respect to decisions regarding 2017 compensation. Compensia reported directly to the Compensation Committee and participated in Compensation Committee meetings. Compensia did not perform any other services for the Company in 2017. After considering Compensia’s relationship with the Company, the services provided by Compensia, and information provided to the Committee by Compensia, the Compensation Committee determined that Compensia met the independence requirements to serve as its independent compensation consultant and that Compensia’s work did not raise any conflict of interest.

Specifically, Compensia:

•	Advised on the design of the Company’s executive compensation program, in order to assist the Compensation Committee in evaluating the linkage between pay and performance;
•	Provided and reviewed market compensation and performance data to assist the Compensation Committee in setting 2017 executive compensation relative to competitive market data;
•

Advised the Compensation Committee regarding the elements of the Company’s 2017 executive compensation program, equity grants, and equity compensation-related dilution levels relative to the Company’s peers; and

•

Advised the Compensation Committee regarding the Company’s compensation risk assessment, which assessment concluded that the compensation programs of the Company in 2017 did not create incentives that were reasonably likely to materially harm the Company.

Market Analysis

The Compensation Committee considers relevant market pay practices and relative performance when setting executive compensation and incentive goals. Market practices, or benchmarks, are based on peer group disclosure. When making compensation decisions, the Compensation Committee considers the market data in conjunction with other factors, such as an officer’s individual tenure and performance, unique qualifications and role within the Company. Working with Compensia, the Compensation Committee established a peer group in 2016 to be used in designing the Company’s 2017 executive compensation program. The peer group used to evaluate the Company’s 2017 compensation decisions included companies with the following characteristics:

•	Software and business services companies generally in the technology sector, with a focus on direct healthcare technology competitors to the extent available;
•

Revenues ranging generally between 0.5x and 2.5x of the Company’s trailing four quarter revenue, with median revenues of approximately $1.1 billion (the Company’s trailing four quarter revenue, when the peer group was determined, was approximately $1.4 billion); and

•

A market capitalization range generally between 0.25x and 4.0x of the Company’s market capitalization, with median market capitalization of $3.6 billion (for reference, the Company’s market capitalization, as of December 29, 2017, was approximately $2.6 billion). Although Cerner Corporation has a market capitalization outside of this range, it was included because Cerner is viewed as a healthcare technology competitor that competes directly with the Company for customers and executive talent.

The peer group used to evaluate 2017 compensation decisions consisted of the 20 U.S.-based publicly traded healthcare technology companies and general software companies listed below (the “2017 peer group”). For 2017 the Compensation Committee chose to remove MedAssets and Solera Holdings because those companies are no longer public companies; and to remove Gartner because of differences in market capitalization and industry focus. To replace those companies, the Compensation Committee chose to add Inovalon Holdings, Omnicell, Inc. and Premier Inc. Each of those companies is a healthcare technology company that is financially comparable to the Company.

Healthcare Technology Companies	Software Companies
athenahealth, Inc.	Autodesk, Inc.
Cerner Corporation	Cadence Design Systems, Inc.
Haemonetics Corporation	DST Systems, Inc.
Hill-Rom Holdings Inc.	Fair Isaac
HMS Holdings Corp.	Mentor Graphics, Inc.
Inovalon Holdings, Inc.	Nuance Communications
Medidata Solutions, Inc.	Parametric Technology Corporation
Omnicell, Inc.	Synopsys, Inc.
Premier Inc.	Teradata
Veeva Systems, Inc.	Synopsys, Inc.
Verint Systems

Elements of Compensation

The Compensation Committee believes that the Company’s compensation programs for its NEOs are competitive and appropriately designed to attract and retain key employees, reward performance, and promote long-term stockholder value. This section describes the elements of the Company’s compensation program for NEOs, together with a discussion of various compensation decisions.

The principal components of the Company’s 2017 executive compensation program were base salary, annual incentive cash bonuses, and long-term incentive equity awards. The Company also provides a 401(k) retirement savings plan with certain matching contributions, group health and welfare plans, and group term life insurance. In addition, the Company provides the NEOs with severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company, as more fully described elsewhere in this Proxy Statement. The Company does not maintain defined benefit pension plans for its NEOs because the Compensation Committee believes that the existing compensation arrangements enable the Company’s NEOs to adequately plan for their retirement and that wealth creation should primarily be a function of performance for the Company’s stockholders.

Base Salary

Base salaries are paid to the NEOs to compensate them for the performance of their respective job duties and responsibilities. The Compensation Committee reviews base salaries of the NEOs on an annual basis. In setting annual base salaries, the Compensation Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, changes in the scope of an NEO’s job responsibilities, and other relevant factors. When considering market and competitive salary information, the

Compensation Committee has historically reviewed peer compensation data, although there is no target compensation level. The Compensation Committee also reviews each NEO’s role and performance, as well as the performance of the business units and departments for which he or she is responsible, to the extent applicable. For Mr. Black, the Compensation Committee evaluates his performance and recommends any salary adjustment for approval by the Board. For each of the other NEOs, the Compensation Committee receives a performance evaluation from the CEO and a recommendation for any salary adjustment.

The following table sets forth the base salary rate in effect as of December 31, 2017 for each NEO:

Name	Salary Rate as of December 31, 2017 ($)	% Increase From 2016 Base Salary
Paul M. Black	1,030,000	3%
Richard J. Poulton	615,000	2.5%
Dennis M. Olis	438,136	2.5%
Brian P. Farley	444,682	2.5%
Lisa Khorey	490,000	14%
James R. Hewitt	461,250	2.5%
Melinda D. Whittington	450,000	0%

The increases for Mr. Black, Mr. Poulton, Mr. Olis, Mr. Farley and Mr. Hewitt fall within the range of merit-based increases for 2017 awarded to the Company’s employees generally. Ms. Khorey received a 14% increase in her base salary on December 16, 2017 as a result of an expansion in the scope of her role with the Company. She assumed leadership of the Company’s Hospital and Health Systems business unit in addition to her role as Chief Client Delivery Officer.  Ms. Whittington’s base salary is the rate in effect on the termination of her employment in June 2017.

Annual Incentive Cash Bonuses

Consistent with its approach for 2015 and 2016, the Compensation Committee chose non-GAAP EPS as the financial performance measure for the 2017 Bonus Plan. The non-GAAP EPS targets established by the Committee tied the 2017 Bonus Plan to a rigorous goal based on a key measure stockholders consider when evaluating the performance of the Company. Non-GAAP EPS is defined as non-GAAP net income divided by weighted shares outstanding, diluted in the applicable period. Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back deferred revenue and other adjustments, acquisition-related amortization, stock-based compensation expense, nonrecurring expenses and transaction-related costs, non-cash charges, and non-cash asset impairment charges, and equity in earnings of unconsolidated investments, in each case net of any related tax effects. Non-GAAP net income also includes a tax rate alignment adjustment.

Each NEO’s bonus target, as a percentage of base salary, did not change for 2017. Mr. Black’s target cash bonus was 150% of his base salary, Mr. Poulton’s target cash bonus was 100% of his base salary, and Mr. Olis, Mr. Farley, Mr. Hewitt, Ms. Khorey and Ms. Whittington each had a target cash bonus of 75% of their respective base salaries.

The chart below shows the non-GAAP EPS performance range that the Compensation Committee approved for 2017:

	Non-GAAP Adjusted EPS($)	% Payout
Maximum	0.68	200%
	0.67	180%
	0.66	150%
	0.65	130%
	0.64	120%
	0.63	110%
Target	0.62	100%
	0.61	90%
	0.60	80%
	0.59	70%
	0.58	60%
	0.57	50%
Threshold	0.56	40%
	0.55	0%

The Company achieved non-GAAP EPS of $0.61 for 2017. Non-GAAP EPS of $0.61 represented 13% in growth from the non-GAAP EPS that the Company achieved in 2016 under the Company’s annual incentive bonus program. As a result, the Compensation Committee approved the 2017 cash incentive bonus for each NEO shown in the table below. Given the performance of each NEO, the Committee did not exercise its discretion to decrease the actual cash incentive bonus paid payout to any NEO. The Company did not pay any cash bonuses to NEOs for 2017 other than pursuant to the 2017 Bonus Plan.

Name	2017 Bonus Plan Target Amount ($)(1)	2017 Actual Incentive Bonus ($)
Paul M. Black	1,533,750	1,380,376
Richard J. Poulton	611,250	550,125
Dennis M. Olis	326,598	293,939
Brian P. Farley	331,478	298,331
Lisa Khorey	324,375	291,938
James R. Hewitt	343,828	309,446
Melinda D. Whittington	337,500	—

(1)	The target amount reported for each NEO reflects the NEO’s actual earnings in 2017.

Equity Awards

Under the 2011 Stock Incentive Plan, the Compensation Committee may grant incentive and non-qualified stock options, PSUs, RSUs, and other forms of equity compensation. The Compensation Committee believes that the issuance of equity-based long-term incentive awards to the Company’s NEOs is consistent with its stated objective of establishing an executive compensation program that aligns executives’ interests with the long-term interests of the Company’s stockholders.

In considering annual equity awards, the Compensation Committee conducts an annual review of the Company’s overall equity program, including items such as the Company’s total projected equity budget for the year, the Company’s aggregate equity usage relative to peers, and the available share pool; and it factors that review into its annual award decisions.  The Compensation Committee also considers market data for the Company’s peer group, individual factors such as the performance, responsibilities and qualifications of each NEO, and each NEO’s past equity awards and the unvested retention value attributable to past awards when considering the amount and structure of equity awarded to each NEO annually.

For 2017, each of the NEOs other than Mr. Olis was provided 50% of his or her annual equity award in the form of PSUs that may be earned based on the Company’s TSR relative to a peer group of broadly comparable companies in terms of industry and revenue range measured over a single three-year performance period.  Using three-year relative TSR as the performance measure is consistent with the PSUs granted to the Company’s NEOs in 2015 and 2016. The Company’s relative TSR is determined by comparing the change in the Company’s stock price over the three-year performance period beginning on the grant date, taking into account any dividends paid (which are assumed to be reinvested in the stock). The change in value over the performance period is then divided by the Company’s stock price on the grant date to determine a TSR gain/loss percentage. That gain/loss percentage is then compared to the TSR gain/loss percentages of the peer group companies to calculate the Company’s relative TSR percentile. The Compensation Committee believes that using relative TSR as a performance measure provides an objective measure of the Company’s performance relative to other investment alternatives similar to the Company both within the Company’s industry and in the broader market.

The 2017 TSR PSU awards require performance to be at the 60th percentile relative to the peer group for target vesting, and performance to be at the 31st percentile relative to the peer group for any vesting to occur.  The maximum payout of 200% of target requires TSR performance after the three-year performance period to at least be at the 90th percentile relative to the peer group.  In addition, if the Company’s TSR is negative at the end of the three-year performance period, the 2017 TSR PSU awards will be capped at the target payout level even if the Company significantly outperforms the peer group.

The peer group for measuring relative TSR performance under the 2017 TSR PSU awards consists of the following companies:

ACI Worldwide	Hill-Rom Holdings	TiVo
Acxiom	HMS Holdings	Tyler Technologies
ANSYS	Inovalon Holdings	Unisys
Aspen Technology	j2 Global	Veeva Systems
athenahealth	Manhattan Assoc.	VeriFone Systems
Autodesk	ManTech Intl.	Verint Systems
Bankrate	MAXIMUS	Virtusa
Blackbaud	Medidata Solutions	WebMD Health
Blackhawk Network	MicroStrategy	WEX
Booz Allen Hamilton	NetScout Systems	Zynga
CACI Intl.	Nuance Comm.
Cadence Design Systems	Omnicell
Cardtronics	Pandora Media
Cerner	Pegasystems
Comm Vault Systems	Premier
Convergys	PTC
CoreLogic	Quality Systems
DST Systems	RealPage
Endurance Intl.	Science Applications Intl.
EPAm Systems	Synchomoss Technologies
Euronet Worldwide	Synopsys
Fair Isaac	Syntel
Gartner	Take-Two Interactive
Genpact	Tele Tech Holdings
Gogo	Teradata
Guidewire Software	The Advisory Board Co.
Haemonetics	The Ultimate Software Group

The remaining 50% of the annual equity award made to each NEO other than Mr. Olis for 2017 was in the form of service-based RSUs that vest 1/3 each year for three years.  This structure is also consistent with 50% of the annual equity award made to each NEO in 2016.

When determining the amounts of the annual equity awards for each NEO in 2017, the Compensation Committee chose to increase the awards for Mr. Poulton and Mr. Farley from those each received in 2016. Mr. Poulton’s increase was based on his performance during his tenure as the Company’s President and a review of market data for his position.  Mr. Farley’s increase was a result of his performance and the expansion of his role beyond the duties typically performed by a General Counsel.

On March 6, 2017, Mr. Olis received a service-based RSU award that vests 1/4 each year for four years, the standard equity award vesting for the Company’s non-NEO employees, because he was not serving as an NEO at the time the award was made. In connection with appointment of Mr. Olis as interim Chief Financial Officer on May 12, 2017, the Compensation Committee approved an equity award consisting of $500,000 in PSUs subject to the same terms and conditions as the 2017 TSR PSUs other than the overall length of the performance period.  Mr. Olis’ award will vest at the end of a single performance period slightly shorter than three years on the same date as the other 2017 TSR PSU awards.

In addition to his annual award, on August 7, 2017 Mr. Poulton was awarded $500,000 in service-based RSUs that vest 1/3 each year for three years.  The award was in recognition of the role he played in the Company’s successful acquisition of the McKesson EIS business.  The Board considered the acquisition strategically critical to the long-term success of the Company.

The following table illustrates the annual equity awards made to the NEOs in 2017:

Name	Service-Based RSUs (1) ($)	Relative TSR PSUs (1) ($)	Total 2017 Grant Value (1) ($)
Paul M. Black	2,500,000	2,500,000	5,000,000
Richard J. Poulton	2,075,000	1,575,000	3,650,000
Dennis M. Olis	500,000	500,000	1,000,000
Brian P. Farley	800,000	800,000	1,600,000
Lisa Khorey	500,000	500,000	1,000,000
James R. Hewitt	800,000	800,000	1,600,000
Melinda D. Whittington	650,000	650,000	1,300,000

(1)

Represents the target equity award opportunity approved by the Compensation Committee for each NEO included in the table. The target award values are not the same as the grant date fair values computed for financial reporting purposes and reported in the “2017 Grants of Plan-Based Awards” table included in the section entitled “Executive Compensation” below because the target value of the PSUs reported for financial reporting purposes is determined based on the application of a Monte Carlo simulation method, while the amounts reported above represented the target compensation opportunity approved by the Compensation Committee.

Pre-2018 Equity Award Vesting Results

In 2015 and 2016, the Company granted PSUs to the NEOs that vest based on the Company’s relative TSR over a single three-year performance period and PSUs to Mr. Black that vest based on the Company’s TSR growth over three-year and four-year performance periods.  Those awards are first eligible to vest based on performance through March 6, 2018.

Separation Agreement for Ms. Whittington

In connection with Ms. Whittington’s departure in June 2017, the Company entered into a separation agreement with Ms. Whittington. Pursuant to the terms of the separation agreement, termination of her employment was treated as a termination without cause for purposes of calculating severance and benefits under Ms. Whittington’s employment agreement. This entitled Ms. Whittington to (i) cash payments consisting of one times annual salary plus target bonus paid over twelve months, (ii) one year of continued health benefits, and (iii) partial accelerated vesting of equity awards, which consists of vesting of any equity awards that would vest during the next year plus a pro rata amount for the current vesting period through the date of termination, subject to satisfaction of any applicable performance conditions.

Benefits and Perquisites

Each of the NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Company employees. Beyond this, the Company generally does not provide the NEOs with significant perquisites and personal benefits in excess of $10,000. Under certain circumstances, however, the Compensation Committee recognizes that special arrangements may be necessary or desirable. The total perquisites provided to each NEO are described in the “2017 All Other Compensation” table included below.

Severance Arrangements in Employment Agreements

The Company has entered into severance arrangements as a component of the employment agreements with certain members of its senior management team, including the NEOs. These severance arrangements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Discharge,” as these terms are defined in the employment agreements. A termination following a “Change of Control” (as defined in the employment agreements) generally results in the NEOs receiving additional compensation under the employment agreements.

The Company has eliminated single trigger change of control benefits and tax gross-up payments on change of control benefits. Any change of control benefit is “double trigger,” requiring termination of employment under all circumstances, including a situation where the officer is not offered a “Comparable Job” (as defined in each employment agreement) in connection with a “Change of Control,” and the officer terminates employment within 10 days after the “Change of Control.” Additional information regarding the above-referenced employment agreements, including a quantification of benefits that would have been received by each of the NEOs had termination or change of control occurred on December 31, 2017, is found under the heading “—Potential Payments upon Termination or Change of Control” section below.

The Compensation Committee believes that these severance and change of control arrangements are an important part of overall compensation for the NEOs, because these arrangements help to secure the continued employment and dedication of the NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar arrangements in place for their senior employees.

Stock Ownership Requirements

The Board has approved stock ownership requirements for the Company’s non-employee directors and for certain executives of the Company, including each of the NEOs. The CEO is required to maintain an ownership level with a fair market value equal to six times (6x) his base salary, while the other NEOs are required to maintain an ownership level with a fair market value equal to two times (2x) his or her respective base salary. The initial measurement date is five years from the date on which the NEO became subject to the guidelines. Common stock owned outright, service-based awards outstanding, and deferred stock units are included when determining the ownership level. Stock options and performance-based awards are excluded. If the stock ownership requirement is not met after five years, the NEO will be required to retain shares equal in value to no less than half of the after-tax value of shares vesting from any equity award until the stock ownership requirement is satisfied. The stock ownership guideline for the Company’s non-employee directors is five times (5x) the annual cash retainer then paid to each such director, with no specific period for achievement.

Tax Considerations

Under Section 162(m) of the Code, a company generally may not deduct compensation in excess of $1,000,000 paid to its chief executive officer and certain other executive officers of the Company. Historically, there was an exception to this $1,000,000 limit for certain “performance-based compensation” meeting applicable requirements under Section 162(m). With the enactment of tax reform in December 2017, the “performance-based compensation” exception under Section 162(m) has been repealed, except with respect to certain grandfathered arrangements.  The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices; however, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that it believes is the most effective in attracting, motivating, and retaining the Company’s key executives.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2017, 2016 and 2015

The following table shows information regarding the compensation of each of the Company’s NEOs for 2017, 2016 and 2015, except in the case of Ms. Khorey, who was not an NEO in 2015 or 2016, and Ms. Whittington, who was not an NEO in 2015.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards (1) $	Option Awards $	Non-Equity Plan Incentive Plan Compensation (2) $	All Other Compensation (3) $	Total $
Paul M. Black	2017	1,030,000	-	5,308,053	-	1,380,376	6,155	7,724,584
Chief Executive Officer	2016	1,000,000	-	5,221,963	-	375,000	4,902	6,601,865
	2015	1,000,000	-	5,104,786	-	1,125,000	24,912	7,254,698

Richard J. Poulton	2017	615,000	-	3,844,094	-	550,125	21,102	5,030,321
President	2016	600,000	-	2,715,433	-	150,000	14,602	3,480,035
	2015	505,725	-	2,125,662	-	379,294	17,469	3,028,150

Dennis M. Olis	2017	438,136	-	1,037,963	-	293,939	14,949	1,784,987
Chief Financial Officer	2016	427,450	-	1,044,413	-	80,147	17,019	1,569,029
	2015	424,338	-	1,016,032	-	238,690	12,753	1,691,813

Brian P. Farley	2017	444,682	-	1,698,579	-	298,331	18,048	2,459,640
EVP, General Counsel &	2016	425,802	-	1,357,717	-	79,838	17,537	1,880,894
Chief Administrative Officer	2015	398,775	-	1,016,032	-	224,311	16,354	1,655,472

Lisa Khorey (4)	2017	490,000	-	1,061,631	-	291,938	2,236	1,845,805
EVP, Chief Client Delivery	2016	-	-	-	-	-	-	-
Officer	2015		-	-	-	-	-	-

James R. Hewitt	2017	461,250	-	1,698,579	-	309,446	2,346	2,471,621
EVP, Solutions Development	2016	450,000	-	1,671,046	-	84,375	2,346	2,207,767
	2015	418,749	-	1,016,032	-	235,547	2,260	1,672,588

Melinda D. Whittington (5)	2017	223,766	-	1,380,105	-	-	472,180	2,076,051
Former Chief Financial Officer	2016	394,688	-	2,088,801	-	74,004	12,550	2,570,043
	2015	-	-	-	-	-	-	-

(1)

The amounts in this column represent equity awards granted under the 2011 Stock Incentive Plan. The amounts reported are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, with awards subject to performance or market-based vesting conditions calculated based on the probable achievement of such vesting conditions at the time of grant.  In the first quarter of 2017, all NEOs except for Mr. Olis were provided 50% of their equity award opportunity in PSUs that vest based on the Company’s relative TSR compared to a peer group of companies over a single three-year performance period. The grant date fair value for these PSUs was

$13.40 per share. The grant date fair values of the PSUs that vest based on the Company’s relative TSR were calculated based on the application of a Monte Carlo simulation model. The weighted averages of the assumptions used during the first quarter of 2017 were: risk-free interest rate of 1.6%; no dividend yield; and expected volatility using the historical volatility over the most recent three-year period for the peer group and implied volatility at 33.59%. In calculating the fair market value, three years was used to be commensurate with the three-year performance period of the awards. The interest rate is equal to the yield, as of the measurement date, of the zero-coupon U.S. Treasury bill that is commensurate with the overall performance period. In the second quarter of 2017, Mr. Olis was awarded PSUs that vest based on the Company’s relative TSR.  The grant date fair value for the PSUs was $12.49 per share.  The weighted averages of the assumptions used were: risk-free interest rate of 1.54%; no dividend yield; and expected volatility using the historical volatility over the most recent 2.83-year period for the peer group and implied volatility at 30.54%. In calculating the fair market value, 2.83 years was used to be commensurate with the 2.83-year performance period of awards.  This award was granted using a 2.83-year performance period so that the award would have the same performance period end date as the 2017 PSUs awarded to the other NEOs.  The interest rate is equal to the yield, as of the measurement date, of the zero-coupon U.S. Treasury bill that is commensurate with the overall performance period. The grant date fair value of the PSUs does not correspond to the actual value that may be recognized by an NEO with respect to the award, which may be higher or lower based on a number of factors, including the Company’s performance, the performance of the companies in the peer group, stock price fluctuations and applicable vesting. Under FASB ASC Topic 718, the vesting conditions related to the 2017 PSUs are considered market conditions and not performance conditions. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the PSUs that could be calculated and disclosed based on achievement of market conditions. The amount also includes the grant date fair value of service-based RSU awards. The service-based awards granted to all NEOs other than Mr. Olis in the first quarter of 2017 was $11.93 per share.  Mr. Olis received service-based awards in the first quarter of 2017 with a grant date fair value of $12.41 per share.  Mr. Poulton received additional service-based awards in the third quarter of 2017 with a grant date fair value of $13.25 per share. The service-based awards were calculated based on the market value of the Company’s stock on the date of grant. See Note 8 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(2)	Amounts included in this column for 2017 represent cash incentive bonuses payable under the 2017 Bonus Plan based on the Company’s achievement of non-GAAP EPS goals.
(3)	Amounts included in this column for 2017 are set forth by category in the “2017 All Other Compensation” table below.
(4)	Ms. Khorey was not a NEO prior to 2017.
(5)	Ms. Whittington was not a NEO prior to 2016. Ms. Whittington separated from the Company effective June 5, 2017.

2017 All Other Compensation

Name	Parking Expense Payments ($)	401(k) Matching Contributions ($)	Life Insurance Premiums ($)	Executive Physicals ($)	Severance Payment $	Total ($)
Paul M. Black	-	-	4,902	1,253	-	6,155
Richard J. Poulton	1,380	10,800	2,622	6,300	-	21,102
Dennis M. Olis	-	10,800	4,149	-	-	14,949
Brian P. Farley	1,380	10,800	1,468	4,400	-	18,048
Lisa Khorey	-	-	2,236	-	-	2,236
James R. Hewitt	-	-	2,346	-	-	2,346
Melinda D. Whittington	690	10,800	1,024	-	459,667	472,181

2017 Grants of Plan-Based Awards

The following table provides information regarding non-equity incentive awards and equity-based awards granted by the Company in 2017.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date		Approval Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #	Stock or Units (#)	and Option Award (2) ($)
Paul M. Black				618,000	1,545,000	3,090,000	-	-	-	-	-
	3/6/2017	(3)	3/6/2017	-	-	-	6,915	209,556	419,112	-	2,808,050
	3/6/2017	(4)	3/6/2017	-	-	-	-	-	-	209,556	2,500,003

Richard J. Poulton				246,000	615,000	1,230,000	-	-	-	-	-
	3/6/2017	(3)	3/6/2017	-	-	-	4,357	132,021	264,042	-	1,769,081
	3/6/2017	(4)	3/6/2017	-	-	-	-	-	-	132,021	1,575,011
	8/7/2017	(4)	8/7/2017	-	-	-	-	-	-	37,736	500,002

Dennis M. Olis				131,441	328,602	657,204
	3/6/2017	(5)	3/6/2017	-	-	-	-	-	-	41,912	500,010
	5/9/2017	(6)	3/6/2017	-	-	-	1,368	41,460	82,920	-	517,835

Brian P. Farley				133,405	333,512	667,023	-	-	-	-	-
	3/6/2017	(3)	3/6/2017	-	-	-	2,213	67,058	134,116	-	898,577
	3/6/2017	(4)	3/6/2017	-	-	-	-	-	-	67,058	800,002

Lisa Khorey				129,750	324,375	648,750	-	-	-	-	-
	3/6/2017	(3)	3/6/2017	-	-	-	1,383	41,912	83,824	-	561,621
	3/6/2017	(4)	3/6/2017	-	-	-	-	-	-	41,912	500,010

James R. Hewitt				138,375	345,938	691,875
	3/6/2017	(3)	3/6/2017				2,213	67,058	134,116		898,577
	3/6/2017	(4)	3/6/2017							67,058	800,002

Melinda D. Whittington				135,000	337,500	675,000	-	-	-	-	-
	3/6/2017	(3)	3/6/2017	-	-	-	1,798	54,485	108,970	-	730,099
	3/6/2017	(4)	3/6/2017	-	-	-	-	-	-	54,485	650,006

(1)

For each of the NEOs, these amounts reflect the cash incentive compensation award opportunities granted under the 2017 Bonus Plan. Actual payout under the 2017 Bonus Plan was based on the achievement of 2017 non-GAAP EPS and individual executive performance goals. Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

(2)

The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)

This award represents a PSU award granted under the 2011 Stock Incentive Plan, which will vest based on the Company’s relative TSR versus a peer group over a single three-year performance period ending on March 6, 2020. Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

(4)

Award of service-based RSUs granted under the 2011 Stock Incentive Plan that vest equally on the first three anniversaries of the date of grant. The vesting of these RSUs is subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code. Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

(5)

Award of service-based RSUs granted under the 2011 Stock Incentive Plan that vest equally on the first four anniversaries of the date of grant. The vesting of these RSUs is subject to a continued service requirement. Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

(6)

This award represents a PSU award granted under the 2011 Stock Incentive Plan, which will vest based on the Company’s relative TSR versus a peer group over a single 2.83-year performance period ending on March 6, 2020.  Please see the “Compensation Discussion and Analysis” section for further information regarding this award.

Outstanding Equity Awards as of December 31, 2017

The following table shows information regarding the outstanding equity awards (consisting of stock option, PSU and RSU awards) held by each of the NEOs as of December 31, 2017.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Paul M. Black	2/25/2014						16,883	(2)	245,648
	3/6/2015						34,237	(3)	498,148
	3/6/2015									205,424	(4)	2,988,919
	3/6/2015									102,712	(5)	1,494,460
	2/24/2016						134,517	(3)	1,957,222
	2/24/2016									201,776	(4)	2,935,841
	3/6/2017						209,556	(3)	3,049,040
	3/6/2017									209,556	(4)	3,049,040
Richard J. Poulton	2/20/2013	188,680	0	(6)	12.72	2/20/2020
	2/25/2014						10,805	(2)	157,213
	3/6/2015						21,912	(3)	318,820
	3/6/2015									65,736	(4)	956,459
	10/6/2015						13,113	(3)	190,794
	2/24/2016						69,949	(3)	1,017,758
	2/24/2016									104,924	(4)	1,526,644
	3/6/2017						132,021	(3)	1,920,906
	3/6/2017									132,021	(4)	1,920,906
	8/7/2017						37,736	(3)	549,059
Dennis M. Olis	2/20/2013	117,925	0	(6)	12.72	2/20/2020
	2/25/2014						6,753	(2)	98,256
	3/6/2015						13,695	(3)	199,262
	3/6/2015									41,085	(4)	597,787
	2/24/2016						26,904	(3)	391,453
	2/24/2016									40,356	(4)	587,180
	3/6/2017						41,912	(7)	609,820
	5/9/2017									41,460	(8)	603,243
Brian P. Farley	5/28/2013	108,382	0	(6)	13.84	5/28/2020
	5/28/2013	81,287	0	(6)	13.84	5/28/2020
	2/25/2014						6,753	(2)	98,256
	3/6/2015						13,695	(3)	199,262
	3/6/2015									41,085	(4)	597,787
	2/24/2016						34,974	(3)	508,872
	2/24/2016									52,462	(4)	763,322
	3/6/2017						67,058	(3)	975,694
	3/6/2017									67,058	(4)	975,694
Lisa Khorey	11/14/2016						46,650	(7)	678,758
	3/6/2017						41,912	(3)	609,820
	3/6/2017									41,912	(4)	609,820

James R. Hewitt	2/25/2014	5,065	(2)	73,696
	3/6/2015	13,695	(3)	199,262
	3/6/2015				41,085	(4)	597,787
	2/24/2016	43,046	(3)	626,319
	2/24/2016				64,569	(4)	939,479
	3/6/2017	67,058	(3)	975,694
	3/6/2017				67,058	(4)	975,694

Melinda D. Whttington	2/24/2016				34,391	(4)	500,389
	3/6/2017	22,690	(3)	330,140
	3/6/2017				4,524	(4)	65,824

(1)

The dollar amounts shown in each of these columns are determined by multiplying (i) the number of shares or units shown in such column by (ii) $14.55 (the closing price of the Company’s common stock on December 29, 2017).

(2)

This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code.

(3)

This RSU award vests in three equal installments on each of the first three anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date. The vesting of this RSU award is also subject to a performance-based vesting requirement intended to qualify these awards as performance-based compensation under Section 162(m) of the Code. For Ms. Whittington, the amount reported represents the amount outstanding as of December 31, 2017 pursuant to the terms of her employment agreement based on her separation from the Company on June 5, 2017.

(4)

This PSU award vests based on the Company’s relative TSR performance over a single three-year performance period ending on the third anniversary of the grant date and the NEO’s continued service during the performance period. For Ms. Whittington, the amount reported represents the amount outstanding as of December 31, 2017 pursuant to the terms of her employment agreement based on her separation from the Company on June 5, 2017.

(5)

This PSU award vests based on the Company’s cumulative TSR growth over three-year and four-year performance periods ending on the third and fourth anniversaries of the grant date and the NEO’s continued service during those performance periods.

(6)

This non-qualified stock option award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

(7)

This RSU award vests in four equal installments on each of the first four anniversaries of the grant date, provided that the NEO continues to be employed with the Company through the applicable vesting date.

(8)

This PSU award vests based on the Company’s relative TSR performance over a single 2.83-year performance period ending on the third anniversary of the grant date and the NEO’s continued service during the performance period.

2017 Option Exercises and Stock Vested

The following table shows information regarding the vesting during 2017 of stock awards previously granted to the NEOs. No options were exercised by the NEOs during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Paul M. Black	169,339	2,017,075
Richard J. Poulton	88,729	1,090,795
Dennis M. Olis	38,853	463,516
Brian P. Farley	44,710	529,665
Lisa Khorey	15,551	198,120
James R. Hewitt	40,283	480,576
Melinda D. Whittington	61,252	771,610

(1)

The value realized equals the fair market value of the Company’s common stock on the vesting date multiplied by the number of shares vested. Upon release of the RSUs, shares may be surrendered to satisfy minimum income tax-withholding requirements. The amounts shown are gross amounts absent netting for shares surrendered.

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with each of the NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The estimated benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination or change of control taken place on December 31, 2017, based upon the per share closing price of the Company’s common stock ($14.55) on the last trading day of the year:

Payments Made Upon Termination

The employment agreements provide for payments of certain benefits, as described above, upon the termination of the employment of an NEO. Each NEO’s rights upon a termination of his or her employment depend upon the circumstances of his or her termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Constructive Discharge” that are used in those agreements. For purposes of the employment agreements with each of the NEOs:

•

The Company has “Cause” to terminate an NEO for such NEO’s: (i) willful or grossly negligent failure to perform duties; (ii) violation of law that is materially injurious to the operations or reputation of the Company; (iii) conviction of a crime involving the Company’s property or constituting a felony or involving fraud or moral turpitude; or (iv) material violation of a general Company policy or refusal to follow lawful directions of the Board.

•

A “Constructive Discharge” under each of the employment agreements generally means: (i) a failure of the Company to meet its obligations, in any material respect, under the employment agreement, including, without limitation, a reduction of or failure to pay base salary; (ii) a material diminution in or other substantial adverse alteration in the nature or scope of an NEO’s responsibilities; or (iii) the relocation by more than fifty miles of an NEO’s principal place of business.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release of employment claims. They also include non-competition and non-solicitation provisions that apply for one year following such NEO’s termination of employment and a confidentiality provision.

Payment Obligations for Termination by the Company with Cause or upon Death or Disability or by the NEO Without Constructive Discharge

If an NEO is terminated by the Company for Cause or as a result of such NEO’s death or disability (as defined in the respective employment agreement), or if an NEO terminates his or her employment without Constructive Discharge, he or she is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;
•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs; and
•

As provided in the award agreements governing the PSUs granted to such NEOs in 2015, 2016 and 2017, accelerated vesting of such awards at 100% of target level in the case of a termination due to such NEO’s death or disability.

Payment Obligations for Termination by the Company Without Cause or Due to Constructive Discharge

If an NEO is terminated by the Company without Cause or an NEO terminates his or her employment for Constructive Discharge (except during the two-year period following a change of control), he or she is entitled to receive:

•	Accrued but unpaid base salary through the date of termination;
•	Earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs (as determined and payable had there been no termination);
•

Severance equal to 1x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 12 equal monthly installments or, in the case of Mr. Black, severance equal to 2x the sum of base salary plus target cash incentive bonus opportunity, with such severance to be paid in 24 equal monthly installments;

•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, for 24 months; and
•

Pro-rata vesting of any unvested stock option or stock awards equal to (i) the number of shares of such award that would vest on the normal vesting date, but prorated to reflect such NEO’s period of service since the last regular vesting date (or grant date if termination occurs prior to the regular vesting of any shares subject to the award); and (ii) one additional year of vesting; provided, however, that for performance-based awards, vesting will be subject to the satisfaction of, and based on the level of performance achieved of, performance conditions; provided, further, that the vesting of RSU awards, other than the RSU awards granted to Mr. Black, do not accelerate upon the executive’s termination of employment due to a constructive discharge.

Payment Obligations Upon Resignation Due to No Comparable Job Following a Change of Control

Pursuant to the employment agreements with Mr. Poulton and Mr. Olis, if a change of control occurs and prior to such event the NEO is not offered a comparable job by the Company (or its successor), and the NEO resigns on or within ten days of the change of control, then the NEO is entitled to:

•	Full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards; and
•	A lump sum payment equal to 1x the value of his base salary plus target cash incentive bonus opportunity.

A “comparable job” under either Mr. Poulton or Mr. Olis’ employment agreement means employment following a change of control (i) with substantially the same duties and responsibilities as were held by the NEO immediately prior to the change of control; (ii) within 50 miles of the location at which the NEO provides services prior to such change of control; and (iii) at the same or increased base salary and target cash incentive bonus opportunity level as were in effect prior to such change of control. None of the other NEOs are eligible to receive severance upon a resignation due to no comparable job following a change of control.

Severance Upon Termination Without Cause or Due to Constructive Discharge Following a Change of Control

Pursuant to the employment agreements with each of the NEOs, if a change of control occurs and the NEO’s employment is terminated without Cause or due to Constructive Discharge within two years of a change of control or within 180 days before a change of control in connection with such change of control, the NEO will receive:

•	Full vesting of outstanding equity awards, with such vesting at target levels for unearned performance-based share awards;
•	A lump sum payment equal to 2x the value of his or her base salary plus target cash incentive bonus opportunity; and
•	Continuation of health benefits, if applicable, for 12 months or, in the case of Mr. Black, 24 months.

Separation of Ms. Whittington

As discussed above, the employment of Ms. Whittington terminated effective June 5, 2017.  In connection with her termination of employment, the Company entered into a separation agreement with Ms. Whittington which is described above. The amounts reported in the following table represent the amounts that Ms. Whittington received or will receive in connection with the termination of her employment.  For purposes of this disclosure, equity awards that have not yet vested are assumed to vest at target performance.

Name	Base Severance Pay ($)	Accelerated Vesting of Equity Awards ($)	Continued Health Benefits ($)	Total ($)
Paul M. Black
Death or Disability	0	10,468,259	0	10,468,259
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	5,150,000	8,550,535	12,294	13,712,829
By Executive for Constructive Discharge	5,150,000	3,735,828	12,294	8,898,122
Change of Control (no comparable job and termination)	0	11,898,294	0	11,898,294
Change of Control (constructive discharge and termination)	5,150,000	11,898,294	12,294	17,060,588
Change of Control with Termination	5,150,000	11,898,294	12,294	17,060,588
Richard J. Poulton
Death or Disability	0	4,404,009	0	4,404,009
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	1,230,000	4,939,265	14,125	6,183,390
By Executive for Constructive Discharge	1,230,000	1,601,548	14,125	2,845,673
Change of Control (no comparable job and termination)	1,230,000	6,789,999	0	8,019,999
Change of Control (constructive discharge and termination)	2,460,000	6,789,999	14,125	9,264,124
Change of Control with Termination	2,460,000	6,789,999	14,125	9,264,124
Dennis M. Olis
Death or Disability	0	1,788,210	0	1,788,210
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	766,738	1,691,347	8,563	2,466,648
By Executive for Constructive Discharge	766,738	590,328	8,563	1,365,628
Change of Control (no comparable job and termination)	766,738	2,327,662	0	3,094,400
Change of Control (constructive discharge and termination)	1,533,476	2,327,662	8,563	3,869,701
Change of Control with Termination	1,533,476	2,327,662	8,563	3,869,701
Brian P. Farley
Death or Disability	0	2,336,803	0	2,336,803
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	778,194	2,381,518	14,657	3,174,368
By Executive for Constructive Discharge	778,194	857,133	14,657	1,649,983
Change of Control (no comparable job and termination)	0	3,192,610	0	3,192,610
Change of Control (constructive discharge and termination)	1,556,387	3,192,610	14,657	4,763,654
Change of Control with Termination	1,556,387	3,192,610	14,657	4,763,654
James R. Hewitt
Death or Disability	0	2,512,960	0	2,512,960
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	807,188	2,399,818	13,457	3,220,462
By Executive for Constructive Discharge	807,188	865,103	13,457	1,685,747
Change of Control (no comparable job and termination)	0	3,298,427	0	3,298,427
Change of Control (constructive discharge and termination)	1,614,375	3,298,427	13,457	4,926,259
Change of Control with Termination	1,614,375	3,298,427	13,457	4,926,259
Lisa Khorey
Death or Disability	0	609,820	0	609,820
By Allscripts for Cause or Executive without Constructive Discharge	0	0	0	0
By Allscripts without Cause	857,500	992,381	6,785	1,856,666
By Executive for Constructive Discharge	857,500	366,644	6,785	1,230,929
Change of Control (no comparable job and termination)	0	1,892,299	0	1,892,299
Change of Control (constructive discharge and termination)	1,715,000	1,892,299	6,785	3,614,084
Change of Control with Termination	1,715,000	1,892,299	6,785	3,614,084
Melinda P. Whittington
Separation Agreement	788,000	1,176,399	13,457	1,977,796

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Black, our Chief Executive Officer.

We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Ratio

For 2017:

•	The median of the annual total compensation of all of our employees, other than Mr. Black, was $72,337.
•	Mr. Black’s annual total compensation, as reported in the Total column of the 2017 Summary Compensation Table, was $7,724,584.
•	Based on this information, the ratio of the annual total compensation of Mr. Black to the median of the annual total compensation of all employees is estimated to be 107 to 1.

Identification of Median Employee

We selected December 31, 2017 as the date on which to determine our median employee.  As of that date, we had approximately 8,982 employees.  Approximately 6,156 employees in the United States and 2,826 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee from the employee population base, we considered base salary, bonuses, commissions and overtime for calendar year 2017.  In addition, for employees that commenced employment with the Company after January 1, 2017, we annualized their compensation.

In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table with respect to each of the NEOs.

COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the preceding section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee of the Board of Directors

Ralph H. “Randy” Thurman, Chairman
Jonathan J. Judge Michael A. Klayko Dave B. Stevens

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2017. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

Audit Committee Report

The Audit Committee consists of four members: Mara G. Aspinall, P. Gregory Garrison, Yancey L. Spruill, and David D. Stevens. All of the members are independent directors as defined in Nasdaq’s listing standards and SEC regulations. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at investor.allscripts.com. The Audit Committee met eight times during the year ended December 31, 2017.

The Audit Committee is primarily responsible for:

•	assisting the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information that will be provided to the Company’s stockholders and others;
•	appointing and overseeing the services performed by the Company’s independent registered public accounting firm, as well as pre-approving all services and fees related thereto;
•

overseeing and periodically evaluating the performance and responsibilities of the Company’s internal audit department, including approving the Company’s annual internal audit plan and reviewing the results of internal audits, including management’s responses thereto;

•

reviewing with the Company’s management, internal audit department, and independent registered public accounting firm the Company’s critical accounting policies and its system of internal controls over financial reporting; and

•	overseeing the risk assessments related to the Company conducted by the Company’s management.

During 2017, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate executive sessions during its regularly scheduled meetings with Grant Thornton, the Company’s independent registered public accounting firm for the year ended December 31, 2017, as well as with the Company’s Chief Executive Officer, President, Chief Financial Officer, and Head of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. At least quarterly, the Audit Committee met with the Company’s Chief Compliance Officer to discuss the effectiveness of the Company’s compliance program and to receive status reports regarding certain compliance and risk matters. The Audit Committee’s agenda is established by the Audit Committee’s Chairman.

Throughout the year ended December 31, 2017, the Company’s management completed documentation, testing, and evaluation of the Company’s internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. No less than quarterly, the Company’s management provided updates to the Audit Committee regarding progress made to complete management’s assessment of its internal control over financial reporting. The Company’s management concluded that the internal control over financial reporting was effective as of December 31, 2017. Management’s assessment, and Grant Thornton’s audit, of the effectiveness of internal control over financial reporting were included in the Company’s Annual Report on 10-K for the year ended December 31, 2017, which was filed on February 26, 2018 with the SEC. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and the Company’s management’s preparations for the evaluation in 2018.

The Audit Committee is responsible for overseeing the risk assessments conducted by the Company’s management, particularly risks that could present a negative impact, prevent value creation, or erode existing value. These risk assessments will include:

•	discussing the Company’s policies and procedures regarding risk assessment and risk management regarding certain operational risks;
•	reviewing management’s assessment of risks identified in the Company’s legal and regulatory compliance programs and actions to be taken to mitigate these risks;
•	reviewing management’s assessment of risks related to financial reporting and actions to be taken to mitigate these risks; and
•	regularly reporting to the Board on its risk-related reviews and discussions and, as appropriate, recommending to the Board such actions as it deems necessary.

In fulfilling its responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the scope of the audit, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

In deciding to engage Grant Thornton as the Company’s independent registered public accounting firm for the year ended December 31, 2017, as well as to reappoint Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2018, the Audit Committee took into consideration a number of factors, including an assessment of the professional qualifications and past performance of the lead audit partner and audit team, the quality of the Audit Committee’s ongoing discussions with the firm, and the support available to the Company from Grant Thornton’s regional and national offices.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2017 with the Company’s management and Grant Thornton. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence from the Company.

In performing all of these functions, the Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the Company’s financial statements and other reports; and of the Company’s independent registered public accounting firm, who are engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of Grant Thornton, the Company’s independent registered public accounting firm for the year ended December 31, 2017, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee of the Board of Directors

P. Gregory Garrison, Chairman

Mara G. Aspinall

Yancey L. Spruill

David D. Stevens

PROPOSALS

Overview of Proposals

This Proxy Statement contains four proposals requiring stockholder action:

•	Proposal One requests the election to the Board of the eight nominees named in this Proxy Statement.
•	Proposal Two requests the approval of an amendment and restatement of the Allscripts Employee Stock Purchase Plan.
•	Proposal Three requests the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2018.
•	Proposal Four requests that stockholders vote on an advisory resolution approving the Company’s NEO compensation.

Each proposal is discussed in more detail in the pages that follow.

Proposal One – Election of Directors

The Board has nominated current directors Ms. Aspinall and Messrs. Black, Garrison, Judge, Klayko, Spruill, Stevens and Stevens to be elected to serve until the next annual meeting of stockholders and until his or her successor has been duly elected, or until his or her earlier resignation or removal.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s eight nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

Vote Required

In accordance with the policy of majority voting in uncontested director elections set forth in the Company’s bylaws, if the number of shares voted “FOR” any nominee exceeds the number of shares voted “AGAINST” such nominee, then he or she will be elected as a director to serve until the Company’s 2019 Annual Meeting of Stockholders and until his or her successor has been duly elected, or until his or her earlier resignation or removal. If any nominee is an incumbent director and fails to receive a majority of the votes cast with respect to his or her nomination, then he or she must tender a resignation as director, and such resignation will be considered by the Nominating Committee in accordance with the requirements of the Company’s Corporate Governance Guidelines.

Recommendations of the Board

The Board unanimously recommends that stockholders vote FOR the election of directors Aspinall, Black, Garrison, Judge, Klayko, Spruill, Stevens and Stevens.

Proposal Two – Approval of the Amendment and Restatement Allscripts Employee Stock Purchase Plan

The Company’s stockholders are being asked to approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan (the “ESPP”), which would increase by 4,000,000 the number of shares of the Company’s common stock available for issuance under the ESPP.

The ESPP was originally adopted by the Board on April 4, 2006. At the Company’s 2012 and 2014 Annual Meetings of Stockholders, the Company’s stockholders approved amendments and restatements of the ESPP to, among other items, increase the number of shares available under the ESPP by 1,000,000 and 3,000,000, respectively. On April 6, 2018, the Compensation Committee approved this amendment and restatement of the ESPP, subject to stockholder approval at the Annual Meeting, to (i) increase the number of shares available under the ESPP by 4,000,000 shares of common stock and (ii) extend the term of the ESPP until April 6, 2028.

The purpose of the ESPP is to provide employees of the Company and participating subsidiaries added incentive to promote the best interests of the Company by permitting eligible employees to purchase shares of the Company’s common stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Description of the Plan

Key Provisions

•	Plan Term: The ESPP will terminate on April 6, 2028, unless earlier terminated by the Board.
•

Eligible Participants: Only employees of the Company and participating subsidiaries will be eligible to be granted options to purchase shares of common stock under the ESPP, subject to certain restrictions as stated in the ESPP.

•

Shares Authorized: Subject to adjustment upon changes in capitalization of the Company as provided in the ESPP, the maximum number of shares that will be made available for sale under the ESPP, after giving effect to this amendment and restatement, will be 8,500,000 shares. Such number represents approximately 4.8% of the common stock outstanding as of the Record Date. As of the Record Date, the closing price of a share of the Company’s common stock was $12.32.

•

Purchase Price of Shares: The purchase price per share will be the lesser of (i) 85% of the fair market value of a share of the Company’s common stock on the first day of the applicable offering period or (ii) 85% of the fair market value of a share of the Company’s common stock on the exercise date.

Administration

The ESPP will be administered by the Compensation Committee. The Compensation Committee will have full power and authority to interpret and administer the ESPP, to establish rules and regulations relating to the ESPP, and to make all other determinations it deems appropriate for the proper administration of the ESPP.

Shares Reserved

After giving effect to this amendment and restatement, the number of shares of the Company’s common stock available for purchase under the ESPP will not exceed 8,500,000, subject to adjustment by the Compensation Committee upon changes in capitalization as provided in the ESPP. The ESPP permits the Company to satisfy the exercise of all participant options under the ESPP through (i) the issuance of authorized but unissued shares, (ii) the transfer of treasury shares, (iii) the Company’s purchase of shares on the open market through an independent broker, and (iv) a combination of the foregoing.

Adjustments

In the event of certain changes in the capitalization of the Company as provided in the ESPP, the maximum number of shares of the Company’s common stock available for purchase under the ESPP, the purchase price, and the number of shares of the Company’s common stock covered by each outstanding option under the ESPP will be appropriately adjusted by the Board or the Compensation Committee, whose determination will be final, binding, and conclusive.

Eligible Participants

All employees of the Company and its participating subsidiaries who are regularly scheduled to work at least 20 hours per week and for more than five months per calendar year will be eligible to participate in the ESPP, except for certain limitations imposed by Section 423 of the Code. Under the Code, no employee will be granted an option under the ESPP if such employee, immediately after the grant of such option, would own shares possessing 5% or more of the total combined voting power of all classes of stock of the Company and its subsidiaries, and no employee may purchase any shares under all employee stock purchase plans of the Company and its related corporations at a rate that exceeds $25,000 in fair market value of the shares (determined at the time the option is granted) for each calendar year in which any option granted to the employee is outstanding at any time. In addition, in no event may a participant purchase more than 1,000 shares during any offering period (as adjusted pursuant to the terms of the ESPP, if applicable); provided, however, that the Compensation Committee may, in its discretion, change such maximum number prior to the beginning of an offering period. As of the Record Date, approximately 9,000 employees were eligible to participate in the ESPP.

Participation

An employee shall be eligible to participate on the first day of the first offering period that begins after such employee’s first date of employment with the Company or a participating subsidiary. The ESPP allows eligible employees to authorize payroll deductions of up to 20% of their base salary (or such greater percentage as approved by the Compensation Committee) to be applied toward the purchase of full shares of the Company’s common stock on the last day of the offering period. Offering periods under the ESPP will be approximately three months in duration and will begin on each March 1, June 1, September 1, and December 1, or such other period designated by the Compensation Committee; provided, that in no event will an offering period exceed 27 months. Shares will be purchased on the last day of each offering period at a price specified by the Compensation Committee prior to the beginning of the offering period, but in any event not less than a per share price equal to the lesser of (i) 85% of the fair market value of a share on the first day of the offering period or (ii) 85% of the fair market value of a share on the exercise date.

Payroll Deduction Changes and Withdrawal

Except as otherwise provided by the Compensation Committee, a participant may change his or her payroll deduction percentage by properly completing and submitting an election change to the Compensation Committee, with such change in election to be effective as of the first enrollment date following the date of filing of the election change form. A participant may also withdraw from participation in the ESPP at any time during an offering period and receive a refund of any cash amounts credited to his or her account. A participant’s withdrawal from an offering period will not have any effect upon his or her ability to participate in any subsequent offering periods.

Transferability

A participant’s rights under the ESPP are not transferable by the participant except by will or the laws of descent and distribution.

Termination of Employment

When a participant terminates employment for any reason, including voluntary termination, retirement, or death, the cash amounts credited to such participant’s account that have not been used to purchase shares will be returned to the participant or, in the case of such participant’s death, to the person’s designated beneficiary.

Amendments and Termination

The Board or the Compensation Committee may, at any time and for any reason, amend, modify, suspend, discontinue, or terminate the ESPP without notice; provided, that no participant’s existing rights in respect of existing options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.

New Plan Benefits

The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of the Company’s common stock in future offering periods.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences under the ESPP, based upon the laws in effect on the date hereof. Changes to these laws could alter the tax consequences described below. This summary is general in nature and does not discuss a number of considerations that may apply in light of the circumstances of a particular participant under the ESPP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible employee who elects to participate in the ESPP will not recognize any taxable income and the Company will not be entitled to a deduction at the time shares of the Company’s common stock are purchased for the employee under the ESPP.  If an employee disposes of the common stock purchased under the ESPP within two years after the grant date (i.e., the first day of the offering period) or one year after the purchase date if later, the employee will recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the stock on the purchase date over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. The Company will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.

If an employee does not dispose of the common stock purchased under the ESPP until after the holding period described above, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price or (ii) assuming the Compensation Committee has not specified a different price prior to the beginning of the offering period, 15% of the fair market value of the shares on the grant date (i.e., the first day of the offering period). The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the ESPP, the loss will be treated as long-term capital loss. The Company will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.

All of the foregoing description in this Proposal Two is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the ESPP as proposed to be amended and restated, which is attached to this Proxy Statement as Annex A. Furthermore, the foregoing general tax description is intended for the information of the Company’s stockholders considering how to vote with respect to this Proposal Two, and not as tax guidance to participants in the ESPP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences to them of participating in the ESPP.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote thereon is required to approve the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan.

Proposal Three - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed Grant Thornton as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the year ending December 31, 2018. Grant Thornton has served as the Company’s independent registered public accounting firm since March 2014.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2018. In the event the appointment is not ratified, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. A representative of Grant Thornton is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

Fees and Related Expenses Paid to Auditors

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2017 and December 31, 2016.

(In thousands)	Grant Thornton LLP 2017 ($)	Grant Thornton LLP 2016 ($)
Audit Fees (1)	4,481	3,129
Audit-Related Fees (2)	1,128	429
Tax Fees (3)	16	23
All Other Fees	-	-
Total	5,625	3,581

(1)

Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings or engagements. The amounts shown include audit fees related to the joint business entity created by the combination of the Company’s Homecare business with the businesses of Netsmart, Inc., which closed on April 19, 2016. For 2017, the amounts shown include audit fees related to the acquisition of the Enterprise Information Solutions (EIS) business that the Company acquired from McKesson Corporation on October 2, 2017.

(2)

Audit-related fees for 2017 and 2016 relate to professional services performed in connection with the Company’s Service Organization Controls (SOC) reports and transition services. For 2017, amounts include professional services related to HITRUST certification and other regulatory matters.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm within the four categories identified above.

Prior to engagement, the Audit Committee pre-approves all services to be performed by the independent registered public accounting firm. The fees are budgeted and the Audit Committee has established procedures to pre-approve fee adjustments due to changes in the scope of work or for other reasons. The Audit Committee may delegate pre-approval authority to one or more of its members.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to approve this Proposal Three.

Recommendation of the Audit Committee and the Board

The Audit Committee and the Board unanimously recommend that stockholders vote FOR Proposal Three.

Proposal Four – Advisory Vote to Approve Named Executive Officer Compensation

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” and “Executive Compensation” sections above). The Company believes it is appropriate to seek and take into account the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

The Compensation Committee seeks to establish and implement a compensation program for the Company’s named executive officers that emphasizes pay-for-performance, and is designed to meet the following objectives: (a) reward outstanding performance for an individual’s performance against corporate goals; (b) provide long-term incentive compensation through equity grants, a material portion of which are performance-based; (c) provide for compensation that is both competitive in the executive market and internally equitable; and (d) align the Company’s named executive officer compensation with the Company’s financial performance and the long-term interests of the Company’s stockholders.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board requests that the Company’s stockholders vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by the Company’s stockholders in their votes on this proposal, and considers the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. The Company’s management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committee will continue to consider material stockholder feedback and the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s named executive officers.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the Company’s annual meeting of stockholders. It is expected that the next say-on-pay vote will occur at the Company’s 2019 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon is required to approve this Proposal Four.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR Proposal Four.

Other Matters

The Company knows of no matters to be submitted to the Company’s stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 10, 2018

ANNEX A

AMENDED AND RESTATED ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide Employees of the Company and Participating Subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

1933 Act means the Securities Act of 1933, as amended.

1934 Act means the Securities Exchange Act of 1934, as amended.

Administrator means the brokerage firm or financial institution (if any) retained to perform administrative services described in Section 10(b).

Board of Directors or Board means the board of directors of Allscripts Healthcare Solutions, Inc.

Business Day shall mean a day on which The NASDAQ Global Select Market (“NASDAQ”) is open for trading.

Brokerage Account means the account in which the Purchased Shares are held.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Committee means the Compensation Committee of the Board of Directors, or the designee of the Compensation Committee.

Company means Allscripts Healthcare Solutions, Inc., a Delaware corporation.

Compensation means the base pay received by a Participant, including commissions, overtime and bonuses, but excluding stock option awards, stock grants, other equity incentive awards, expense reimbursements, relocation-related payments and automobile allowances. Forms of compensation not specifically listed herein shall be included or excluded from “Compensation” as determined in the sole discretion of the Committee and applied uniformly to all Participants with respect to the applicable offering.

Effective Date means April 4, 2006, as amended and restated on July 12, 2011, March 31, 2014 and April 6, 2018, respectively.

Employee means any individual who is a common law employee of the Company or any other Participating Subsidiary whose customary employment with such entity is (i) at least twenty (20) hours per week and (ii) for more than five (5) months per calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate, and only to the extent permitted under Section 423 of the Code. For purposes of the Plan, an individual who performs services for the Company or a Participating Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Participating Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”

Enrollment Date means the first Business Day of each Offering Period.

Exercise Date means the last Business Day of each Offering Period.

Fair Market Value on or as of any date means the “NASDAQ Official Closing Price” (as defined on www.nasdaq.com) (or such substantially similar successor price thereto) for a Share as reported on www.nasdaq.com (or a substantially similar successor website) on the relevant valuation date or, if no NASDAQ Official Closing Price is reported on such date, on the preceding day on which a NASDAQ Official Closing Price was reported; or, if the Shares are no longer listed on NASDAQ, the closing price for Shares as reported on the official website for such other exchange on which the Shares are listed.

Offering Period means every three (3) month period beginning each March 1, June 1, September 1 and December 1 or such other period designated by the Committee; provided that in no event shall an Offering Period exceed twenty-seven (27) months.

Option means an option granted under this Plan that entitles a Participant to purchase Shares.

Participant means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.

Participating Subsidiary means a Subsidiary that has been authorized by the Committee or the Board to extend the benefits of the Plan to its Employees.

Plan means this Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan.

Purchase Account means the account used to purchase Shares through the exercise of Options under the Plan.

Purchase Price shall be the lesser of (i) 85% of the Fair Market Value of a Share on the Enrollment Date for such Offering Period or (ii) 85% of the Fair Market Value of a Share on the Exercise Date for such Offering Period; provided, however, that the Committee may determine a different per share Purchase Price provided that such per share Purchase Price is communicated to Participants prior to the beginning of the Offering Period and provided that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of a Share on the applicable Enrollment Date or (ii) 85% of the Fair Market Value of a Share on the Exercise Date.

Purchased Shares means the full Shares issued or delivered pursuant to the exercise of Options under the Plan.

Shares means the common stock, par value $0.01 per share, of the Company.

Subsidiary means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

Termination Date means the date on which a Participant voluntarily terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee, and specifically does not include any period following that date which the Participant may be eligible for or in receipt of other payments from the Company including in lieu of notice or termination or severance pay or as wrongful dismissal damages.

3. Eligibility.

(a) Only Employees of the Company or a Participating Subsidiary shall be eligible to be granted Options under the Plan and, in no event may a Participant be granted an Option under the Plan following his or her Termination Date.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan if (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options or options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries, or (ii) such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time. In addition, in no event may a Participant purchase more than 1,000 Shares during any Offering Period (as adjusted pursuant to Section 18, if applicable); provided, however, that the Committee may in its discretion change such maximum number prior to the beginning of an Offering Period.

4. Exercise of an Option. Options shall be exercised on behalf of Participants in the Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Offering Period or that have been retained from a prior Offering Period pursuant to Section 8 hereof.

5. Participation.

(a) An Employee shall be eligible to participate on the first Enrollment Date that occurs after such Employee’s first date of employment with the Company or a Participating Subsidiary; provided, that such Employee properly completes and submits an election form by the deadline prescribed by the Company.

(b) An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.

(c) Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

6. Payroll Deductions.

(a) A Participant shall elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 20% (or such greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 20%). All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account.

(b) A Participant may change his or her payroll deduction percentage under subsection (a) above by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof.

7. Grant of Option. On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase on the next following Exercise Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the Exercise Date by the applicable Purchase Price.

8. Exercise of Option. A Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker and/or (d) a combination of the foregoing.

9. Approval by Shareholders. This amendment and restatement of the Plan shall be submitted to the shareholders of the Company for approval within twelve (12) months after the date this amendment and restatement is adopted by the Board. Such shareholder approval may be obtained at a duly held shareholders’ meeting by the affirmative vote of the holders of a majority of the Shares of the Company present at the meeting or represented and entitled to vote thereon. If such shareholder approval is not obtained, then the Plan shall terminate as of the 12-month anniversary of the date this amendment and restatement is adopted by the Board, and any Shares theretofore purchased under the Plan shall be treated as having been purchased under a plan that is not qualified under Section 423 of the Code.

10. Administration.

(a) Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board of Directors or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder. The Plan shall be administered so as to ensure that all Participants have the same rights and privileges as are provided by Section 423(b)(5) of the Code.

(b) Administrator. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution (the “Administrator”) to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.

(c) Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

11. Withdrawal. A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.

12. Termination of Employment. On the Termination Date of a Participant for any reason prior to the applicable Exercise Date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, the corresponding payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 15, and his or her Option will be automatically terminated.

13. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Stock.

(a) The stock subject to Options shall be common stock of the Company as traded on the NASDAQ or on such other exchange as the Shares may be listed.

(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be eight million five hundred thousand (8,500,000) Shares, with four million (4,000,000) Shares of such maximum number of Shares to be made available for sale under the Plan for Offering Periods ending after April 6, 2018. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c) A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.

15. Designation of Beneficiary. A Participant may designate a beneficiary who is to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under the Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.

16. Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 11 hereof.

17. Adjustment of Number of Shares Subject to Options.

(a) Adjustment. Subject to any required action by the stockholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option under the Plan which has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation and shall be set by the Committee. The Company will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger and shall be set by the Committee. The Company will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

18. Amendments or Termination of the Plan.

(a) The Board of Directors or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Offering Periods, limit or increase the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, or (iii) the maximum of percentage of Compensation that may be deducted pursuant to Section 6(a), shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

19. No Other Obligations. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

20. Notices and Communication. Any notice or other form of communication which the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.

21. Condition Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. General Compliance. The Plan will be administered and Options will be exercised in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, the Company’s Insider Trading Policy.

23. Term of the Plan. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18.

24. Governing Law. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

25. Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a).

SCRIPTS HEALTHCARE SOLUTIONS, INC. C/O BROADRIDGE

P.O. BOX 1342 BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000371346_1 R1.0.1.17 ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Mara G. Aspinall 1B Paul M. Black 1C P. Gregory Garrison 1D Jonathan J. Judge 1E Michael A. Klayko 1F Yancey L. Spruill 1G Dave B. Stevens 1H David D. Stevens The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve an amendment and restatement of the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan. For Against Abstain 3 To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018. 4 To approve, on an advisory basis, the Company's named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000371346_2 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 21, 2018 9:00 AM The undersigned hereby appoints Paul M. Black, Richard J. Poulton and Dennis M. Olis as proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of common stock of Allscripts Healthcare Solutions, Inc., a Delaware corporation ("Allscripts"), held of record by the undersigned at the close of business on March 26, 2018 at the Annual Meeting of Stockholders to be held on May 21, 2018, 9:00 am Central time at Allscripts' principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, or any adjournment or postponement thereof (the "Annual Meeting"), and authorizes and instructs said proxies to vote in the manner directed below. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL director nominees and FOR proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. If you wish to vote by telephone or via the Internet, please read the directions on the reverse side. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE. Continued and to be signed on reverse side